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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Edwards Lifesciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2005

To our Stockholders:

        The Board of Directors joins me in inviting you to attend the 2005 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at One Edwards Way, Irvine, California, on Thursday, May 12, 2005, commencing at 10:00 a.m., Pacific Daylight Time. Registration will begin at 9:00 a.m. and refreshments will be provided.

        Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders also may access the Notice of Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.edwards.com.

        At the meeting, in addition to discussing matters described in the Proxy Statement, I will report on our 2004 achievements and discuss our plans for continued growth and success.

        We look forward to seeing you at the upcoming Annual Meeting of Stockholders.

Sincerely,

Michael A. Mussallem
 Chairman of the Board and
Chief Executive Officer

Edwards Lifesciences Corporation
One Edwards Way
Irvine, CA USA 92614
Phone: 949.250.2500 www.edwards.com

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California 92614
949.250.2500

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 12, 2005

To the Stockholders of

EDWARDS LIFESCIENCES CORPORATION

        The 2005 Annual Meeting of Stockholders of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), will be held at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614 on Thursday, May 12, 2005, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect three directors to hold office for three years;

  2.
  To approve an amendment and restatement of the Company's Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program") which would (i) increase the number of shares of common stock reserved for issuance under the Long-Term Stock Program by an additional 1,400,000 shares, (ii) eliminate the Company's ability to award performance shares and performance units under the Long-Term Stock Program, (iii) increase the number of shares of common stock that may be issued under the Long-Term Stock Program in the form of restricted stock or restricted stock units from 500,000 shares to 1,000,000 shares, (iv) increase the number of shares for which any one participant may be granted restricted stock and restricted stock units in any one fiscal year from 50,000 to 200,000 shares and (v) expand the list of performance criteria that may be utilized in the future under the Long-Term Stock Program as a condition to the vesting of one or more stock awards;

  3.
  To approve the adoption of the Edwards Incentive Plan;

  4.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2005; and

  5.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

        The Board of Directors has fixed the close of business on March 18, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

        Your attention is directed to the accompanying Proxy Statement. Whether or not you plan to attend the meeting in person, please vote your shares by either (1) completing, signing, dating and returning the enclosed proxy card in the enclosed, postage-prepaid envelope, (2) calling the toll-free number listed on the proxy card or (3) accessing the Internet as indicated on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

By Order of the Board of Directors,
Jay P. Wertheim Vice President, Associate General Counsel and Secretary

April 1, 2005

EDWARDS LIFESCIENCES CORPORATION

PROXY STATEMENT FOR THE
2005 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), for use at the 2005 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Pacific Daylight Time, on May 12, 2005, at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614.

        The Board of Directors has fixed the close of business on March 18, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On March 18, 2005, the Company had outstanding 59,402,649 shares of common stock. A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of ten days prior to and including the date of the meeting, at the offices of the Company located at One Edwards Way, Irvine, California 92614.

        Whether or not you plan to attend the Annual Meeting, please vote in one of the following three ways:

  •
  complete, sign, date and mail your proxy card in the enclosed, postage-prepaid envelope;

  •
  call the toll-free number listed on the proxy card; or

  •
  access the Internet as indicated on the proxy card.

        The proxy holders appointed by the Company will vote your shares according to your instructions. If you return a properly signed and dated proxy card, but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxy holders to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

        You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by subsequently voting by telephone or via the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

        These proxy materials are first being sent to stockholders on or about April 1, 2005.

Voting Information

        The presence at the Annual Meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. Broker non-votes and abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

        Each stockholder is entitled to one vote per share on each proposal to be voted upon at the meeting. Directors are elected by a plurality of the votes cast, in person or by proxy, which means that the three nominees with the most votes will be elected. Broker non-votes and abstentions (or instructions to "withhold authority" as to the election of any director nominees) will not affect the outcome of the election of directors.

        The affirmative vote by holders of a majority of shares of common stock present at the Annual Meeting, in person or by proxy and entitled to vote on the applicable proposal, is necessary to approve the Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program, to approve the Edwards Incentive Plan and to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2005. With respect to each of these proposals, abstentions will have the effect of votes against the proposal. Broker non-votes with respect to each of these proposals, however, will not be considered as present and entitled to vote on that proposal.

        A stockholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering written notice or revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by subsequently voting by telephone or via the Internet, or by attending the Annual Meeting and voting in person. If no direction is made on a properly signed and dated proxy card, the stockholder's shares will be voted FOR the election of the named director nominees, FOR the approval of the Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program, FOR the approval of the Edwards Incentive Plan and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2005. With respect to any other matter properly presented at the Annual Meeting, the proxy card gives authority to the proxy holders to vote the stockholder's shares in their discretion.

Proxy Solicitation Costs

        Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, also may solicit proxies by mail, telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons.

        In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist with the distribution and solicitation of proxies for a fee of $10,000, plus expenses for these services.

Deadline for Receipt of Stockholder Proposals for the 2006 Annual Meeting

        In order for a stockholder proposal to be eligible for inclusion in the Company's Proxy Statement for the 2006 Annual Meeting of Stockholders, the written proposal must be received by the Secretary of the Company at the Company's offices no later than December 8, 2005. The proposal must comply with the requirements of the proxy rules established by the Securities and Exchange Commission (the "SEC").

        If a stockholder intends to nominate a person for election as a director at the 2006 Annual Meeting of Stockholders or submit a proposal for consideration at the 2006 Annual Meeting of Stockholders, without regard to whether the nomination or proposal is eligible for inclusion in the Company's Proxy Statement, the deadline for submitting the nomination or proposal depends on the date of the 2006 Annual Meeting. If the date of the 2006 Annual Meeting is within 30 days of the anniversary date of the 2005 Annual Meeting of Stockholders, then the stockholder nomination or proposal must be submitted in writing and received by the Secretary of the Company no earlier than February 1, 2006 and no later than February 26, 2006. If, however, the date of the 2006 Annual Meeting is more than 30 days before or after May 12, 2006, then the stockholder nomination or proposal must be submitted in writing and received by the Secretary of the Company not later than the close of business on the 10th day following the day on which the notice of the date of the 2006 Annual Meeting is mailed or public disclosure of the date of the 2006 Annual Meeting is made, whichever occurs first. The Company's bylaws require that a stockholder must provide specified information concerning the nominee or proposal, as applicable, and information regarding the stockholder's ownership of the Company's common stock. Nominations and proposals not meeting the requirements set forth in the Company's bylaws will not be entertained at the 2006 Annual Meeting. Stockholders should contact the Secretary of the Company in writing at One Edwards Way, Irvine, California 92614 to obtain additional information as to the proper form and content of stockholder nominations or proposals. The Company did not receive any stockholder nominations or proposals for consideration at the 2005 Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

        The business of the Company is managed under the direction of the Board of Directors. The Board of Directors is presently comprised of seven directors, divided into three classes. Six of the seven directors have been determined to be independent under the rules of the New York Stock Exchange (the "NYSE"). Please see the section titled "Director Independence" below for more information.

        Mr. John T. Cardis is currently a member of the Board of Directors as a Class II director, having been appointed to that class in June 2004. The Company's bylaws provide that any director appointed to fill a vacancy shall hold office until the expiration of the term of the class of directors to which he was appointed, which in this case occurs at the 2005 Annual Meeting. Mr. Cardis was initially identified to the Compensation and Governance Committee by a member of the Audit and Public Policy Committee. Following that recommendation, the Compensation and Governance Committee then engaged a search firm to evaluate and recruit Mr. Cardis.

Nominees

        At the Annual Meeting, three directors will be elected to serve until the annual meeting in 2008, or until their successors are elected and qualified. The nominees for election as directors are identified below. Each of the nominees standing for election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board of Directors.

CLASS II DIRECTOR NOMINEES—TERM SCHEDULED TO EXPIRE IN 2008

        John T. Cardis, age 63.    Mr. Cardis was appointed as a director by the Board in June 2004. Mr. Cardis, formerly a partner of Deloitte & Touche, has 40 years of experience in finance, accounting and governance. While at Deloitte & Touche, Mr. Cardis was National Managing Partner-Global Strategic Clients, responsible for overseeing and directing services to many of the firm's largest clients. He also served on Deloitte & Touche's executive committee for 18 years and on its board of directors for eight years. Mr. Cardis is also a director of Avery Dennison Corporation and Energy East Corporation. Mr. Cardis remains actively involved in a number of non-profit and community organizations.

        Philip M. Neal, age 64.    Mr. Neal has been a director of the Company since 2000. Mr. Neal is Chairman of the Board and Chief Executive Officer of Avery Dennison Corporation, a Fortune 500 company that manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office supplies and Fasson-brand self-adhesive materials. Mr. Neal joined Avery Dennison in 1974, and served as President and Chief Operating Officer from 1990 to 1998. He was elected Chief Executive Officer in 1998 and appointed Chairman in 2000. In addition to being a director of Avery Dennison Corporation, Mr. Neal serves as a director of the Los Angeles Music Center, a trustee of Pomona College and the California Institute of Technology, and a member of the Board of Governors of Town Hall of California, California Business Roundtable.

        David E.I. Pyott, age 51.    Mr. Pyott has been a director of the Company since 2000. Mr. Pyott is Chairman of the Board, Chief Executive Officer and President of Allergan, Inc., a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Prior to joining Allergan in 1998, he was a division president and a member of the executive committee of Novartis AG, and before 1996 he held various positions with Sandoz International AG and Sandoz Nutrition Corporation. In addition to being a director of Allergan, Inc., he is a director of Avery Dennison Corporation, Pacific Mutual Holding Company and Pacific LifeCorp. He also serves on the Board and Executive Committee of the California Healthcare Institute and is on the Directors' Board of the University of California (Irvine), Graduate School of Management.

        The Board of Directors of the Company recommends votes FOR the election of each of the nominees for director.

Other Directors

        The following persons are currently directors of the Company whose terms will continue after the Annual Meeting.

CLASS III DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2006

        Michael A. Mussallem, age 52.    Mr. Mussallem has been a director of the Company since 2000. Mr. Mussallem is Chairman of the Board and Chief Executive Officer of the Company. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development and senior management at Baxter International Inc. including Group Vice President of the CardioVascular business from 1994 to 2000 and Group Vice President of the Biopharmaceutical business from 1998 to 2000. From 1996 until 1998, he was the Chairman of Baxter's Asia Board overseeing Baxter's operations throughout Asia. Mr. Mussallem received his Bachelor of Science degree in chemical engineering from Rose-Hulman Institute of Technology and was conferred an honorary doctorate by his alma mater in 1999. Mr. Mussallem is a director of Advanced Medical Optics, Inc. He is a director, and chairman whose term expires in 2005, of the California Healthcare Institute. Mr. Mussallem is also a director and Executive Committee member of the Advanced Medical Technology Association (AdvaMed).

        Mike R. Bowlin, age 62.    Mr. Bowlin has been a director of the Company since 2000. Mr. Bowlin served as Chairman of the Board of Atlantic Richfield Company from 1995 to 2000. He also served as its President from 1993 to 1998, and as its Chief Executive Officer from 1994 to 2000. Atlantic Richfield Company and its subsidiaries, which merged with BP Amoco in 2000, were engaged in the worldwide exploration, development, production, transportation and refining of petroleum and natural gas. Mr. Bowlin also is a director of FMC Technologies, Inc. and Horizon Health Corporation. Mr. Bowlin is a director of the University of North Texas Foundation, and is a member of the M.D. Anderson Cancer Center Board of Visitors.

CLASS I DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2007

        Robert A. Ingram, age 62.    Mr. Ingram has been a director since February 2003. He currently serves as Vice Chairman Pharmaceutical Operations, GlaxoSmithKline plc, a corporation involved in the research, development, manufacturing and sale of pharmaceuticals. Mr. Ingram served as the Chief Operating Officer and President of Pharmaceutical Operations, GlaxoSmithKline plc from January 2001 until his retirement in December 2002. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from 1997 to 2000, and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc's United

States subsidiary, from January 1999 to December 2000. From 1997 to 1999, Mr. Ingram served as Chairman and President of Glaxo Wellcome plc. Mr. Ingram is also a director of Wachovia Corporation, Nortel Networks Corporation, Lowe's Companies, Inc., OSI Pharmaceuticals, Inc., Allergan, Inc. and Valeant Pharmaceuticals International.

        Vernon R. Loucks Jr., age 70.    Mr. Loucks has been a director of the Company since 2000. Mr. Loucks has been the chairman of The Aethena Group, LLC since 2001. He served as a director of Baxter International Inc. from 1975 through December 1999, including Chairman of the Board from 1987 through 1999. Mr. Loucks was Chief Executive Officer of Baxter from 1980 through 1998 and was first elected as an officer of Baxter in 1975. He is also a director of Affymetrix Inc., Anheuser-Busch Companies, Inc., Emerson Electric Co., Oscient Pharmaceuticals Corp. (f/k/a Genome Therapeutics Corp.) and Pain Therapeutics, Inc.

Director Independence

        Under the corporate governance rules of the NYSE, a majority of the members of the Company's Board of Directors must satisfy the NYSE criteria for "independence." No director qualifies under the NYSE rules unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that all of the members of the Board, other than Mr. Mussallem, are independent under the NYSE rules. In making its determinations, the Board of Directors considered that Mr. Loucks served from 1980 to 1998 as the Chief Executive Officer of Baxter International Inc., the former parent of the Company and that while the Company was part of Baxter, Mr. Mussallem reported indirectly to Mr. Loucks. The Board of Directors also considered that Mr. Cardis was a partner of Deloitte & Touche prior to his retirement on May 31, 2004, and that during 2004 the Company paid Deloitte & Touche approximately $396,000 for various employee benefits consulting services and approximately $816,000 for remittance to the national tax authority in Japan. Mr. Cardis was not involved in any services Deloitte & Touche provided to the Company, and Deloitte & Touche does not serve as the Company's independent auditors.

Meetings of Non-management Directors

        Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors. Mr. Bowlin is the presiding director over all executive sessions of the Board of Directors.

Communications with the Board

        Any stockholder who desires to contact any member of the Board of Directors, including non-management members of the Board, may write to any member of the Board at: Board of Directors, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Communications will be received by the Secretary of the Company and distributed to the appropriate member of the Board depending on the facts and circumstances described in the communication.

Meetings

        During the year ended December 31, 2004, the Company's Board of Directors held five meetings. Each director attended at least 75% of the meetings of the Board of Directors and any applicable committee held during the period of his tenure in 2004.

        The Company encourages, but does not require, its directors to attend the annual meeting of stockholders. Last year, all of the Company's directors attended the annual meeting of stockholders.

Committees

        To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Company has established an Audit and Public Policy Committee and a Compensation and Governance Committee. The Compensation and Governance Committee is responsible for matters relating to the nomination of directors. The Board of Directors is permitted to establish other committees from time to time as it deems appropriate.

Audit and Public Policy Committee

        The Audit and Public Policy Committee (the "Audit Committee") is composed of three directors, each of whom must be independent and financially literate as these terms are defined under the rules of the NYSE. The Board of Directors has determined that each of the members of the Audit Committee is "independent" and "financially literate" under the rules of the NYSE and that John T. Cardis and Philip M. Neal are each an "audit committee financial expert" under the rules of the SEC.

        The responsibilities of the Audit Committee are included in its written charter, which is posted under the "Investor Information" section of the Company's website (www.edwards.com). The Audit Committee appoints, retains, terminates, determines compensation for, and oversees the independent registered public accountants, reviews the scope of the audit by the independent registered public accountants and inquires into the effectiveness of the Company's accounting and internal control functions. The Audit Committee also assists the Board of Directors in establishing and monitoring compliance with the ethical business practice standards of the Company. The Company's business practice standards are posted under the "Investor Information" section of the Company's website (www.edwards.com).

        The Audit Committee held 12 meetings in 2004. The current members of the Audit Committee are: John T. Cardis (Chairperson), Robert A. Ingram and Philip M. Neal.

Compensation and Governance Committee

        The Compensation and Governance Committee (the "Compensation Committee") is composed of three directors, each of whom must be independent as that term is defined under the rules of the NYSE. The Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE. Each of the members of this committee is also a "nonemployee director" as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an "outside director" as that term is defined in Treasury Regulation § 1.162-27(3).

        The responsibilities of the Compensation Committee are included in its written charter, which is posted under the "Investor Information" section of the Company's website (www.edwards.com).

        The Compensation Committee determines the compensation of executive officers and outside directors, exercises authority of the Board of Directors concerning employee benefit plans and advises the Board of Directors on other compensation and employee benefit matters. The Compensation Committee also advises the Board of Directors on board committee structure and membership and corporate governance matters.

        In addition, the Compensation Committee makes recommendations to the Board of Directors regarding candidates for election as directors of the Company. The Compensation Committee maintains formal criteria for selecting director nominees who will best serve the interests of the Company and its stockholders. The criteria used for selecting director nominees are included as Appendix A to this Proxy Statement. In addition to these minimum requirements, the Compensation Committee will also evaluate whether the candidate's skills and experience are complementary to the existing Board members' skills and experience as well as the need of the Board of Directors for operational, management, financial, international, technological or other expertise. The members of the

Compensation Committee interview candidates that meet the criteria and the Compensation Committee selects nominees that it believes best suit the needs of the Board of Directors. From time to time, the Compensation Committee may engage the services of an executive search firm to assist the Compensation Committee in identifying and evaluating candidates for the Board of Directors.

        The Compensation Committee will consider qualified candidates for director nominees suggested by our stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Secretary of the Company at One Edwards Way, Irvine, California 92614. Submissions that are received that meet the criteria described above are forwarded to the Compensation Committee for further review and consideration. The Compensation Committee does not intend to evaluate candidates proposed by stockholders any differently than other candidates.

        The Compensation Committee held five meetings in 2004. Members of the Compensation Committee are: Mike R. Bowlin (Chairperson), Vernon R. Loucks Jr. and David E.I. Pyott.

Compensation of Directors

        Cash compensation of nonemployee directors consists of a $20,000 annual retainer. Committee members receive an additional annual retainer of $2,000 per committee and the Chairpersons of the Audit Committee and the Compensation Committee receive an additional annual retainer of $12,000 and $8,000, respectively.

        In addition, to align the directors' interests more closely with the interest of the Company's stockholders, under the Company's Nonemployee Directors Stock Incentive Program (the "Nonemployee Directors Program"), each nonemployee director receives an annual grant of an option for up to 10,000 shares, or a restricted stock units award for up to 4,000 shares or a combination of an option and restricted stock units award with a maximum value of $200,000. The Compensation Committee has the discretion to determine the actual amount and type of awards for each year within such limitations.

        The award is granted on the day after the Company's annual meeting. The exercise price of an option is the fair market value of the common stock on the grant date, as fair market value is defined in the Nonemployee Directors Program.

        For purposes of the aggregate limit for a combination award, the value of an option share is equal to its fair value as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board for purposes of the Company's financial statements under FAS 123 (or any successor provision), and the value of any restricted stock units award is equal to the fair market value of the underlying shares of common stock on the date of such award.

        Each option and restricted stock unit award vests in three equal annual installments upon the individual's completion of each year of service as a Board member measured from the grant date (or over such longer period as determined by the Compensation Committee). The individual may elect to receive the shares upon the expiration of a designated period following vesting of the award.

        On May 13, 2004, Messrs. Bowlin, Ingram, Loucks, Neal and Pyott each received a restricted stock units award of 4,000 shares as their annual grant. On June 1, 2004, Mr. Cardis received a restricted stock units award of 4,000 shares. The restricted stock unit awards vest in three equal installments upon completion of each year of service as a Board member measured from the grant date.

        In lieu of all or part of a director's annual cash retainer, the director may elect to receive either an option to purchase shares of common stock or a grant of restricted shares under the Nonemployee Directors Program. If a director makes a timely election and elects to receive a stock option, such option is granted on the date the cash retainer would otherwise have been paid and the number of shares subject to the option is equal to four times the number of shares that could have been purchased on the grant date with the amount of the director's cash retainer foregone to receive the option. The option is exercisable in full on the grant date and the exercise price per share is the fair market value per share of the common stock on the date of grant, as fair market value is defined in the Nonemployee Directors Program. If a director makes a timely election to receive a restricted share grant, the shares are granted on the date the cash retainer would otherwise have been paid and the number of shares granted is equal to the portion of the cash retainer to be paid in the form of restricted shares divided by the fair market value per share of the common stock, as fair market value is defined in the Nonemployee Directors Program. The restrictions on the restricted share grant lapse one year from the date of grant.

        On July 1, 2004, Messrs. Bowlin, Pyott, Ingram and Cardis each received an option to purchase 2,295 shares of the Company's common stock in lieu of their annual cash retainer. Mr. Neal received a grant of 573 restricted shares in lieu of his annual cash retainer.

        On and after February 19, 2004, upon a director's initial election to the Board, the director receives an initial grant of 5,000 shares of restricted stock units, which vest 50% per year over two years measured from the grant date. Mr. Cardis received a restricted stock units award of 5,000 shares upon his appointment to the Board on June 1, 2004. Prior to February 19, 2004, upon a director's initial election to the Board, the director received an initial grant of 5,000 shares of restricted common stock, which shares vested 50% per year over two years measured from the grant date.

        The Nonemployee Director Plan was amended on February 17, 2005, to limit to no more than 60,000 the number of shares that will be used for initial awards with two-year vesting, after which the Company would provide initial awards with a minimum three-year vesting.

Stock Ownership Guidelines for Directors

        The Board of Directors has adopted stock ownership guidelines for directors, which are described in the Company's Corporate Governance Guidelines. The Company's Corporate Governance Guidelines are posted under the "Investor Information" section of the Company's website (www.edwards.com).

        The Company will provide a copy of the Company's Corporate Governance Guidelines, the Company's business practice standards, the Audit Committee charter and the Compensation Committee charter without charge to any person, upon request to: Edwards Lifesciences Corporation, Attention: Secretary, One Edwards Way, Irvine, California 92614.

PROPOSAL 2

AMENDMENT AND RESTATEMENT OF
LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM

        On February 17, 2005, the Board of Directors approved an amended and restated Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program"), subject to stockholder approval. The proposed amendment and restatement will effect the following changes:

  •
  increase the number of shares of common stock available for issuance by 1,400,000 shares, from 15,500,000 shares to 16,900,000 shares;

  •
  eliminate the Company's ability to award performance shares and performance units;

  •
  increase the number of shares of common stock that may be issued in the form of restricted stock and restricted stock units from 500,000 shares to 1,000,000 shares;

  •
  increase the number of shares of common stock that may be issued in the form of restricted stock and restricted stock units to any one participant in any fiscal year from 50,000 shares to 200,0000 shares; and

  •
  expand the performance criteria that the Compensation Committee may utilize in establishing specific targets to be attained as a condition to the vesting of one or more restricted stock issuances or restricted stock units under the Long-Term Stock Program to qualify the compensation attributable to those issuances or units as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the "Code"), as explained in more detail below.

        The purpose of the proposed amendment and restatement of the Long-Term Stock Program is to afford the Company the continued ability to implement a comprehensive compensation strategy, which is designed to use appropriate and competitive incentives that reward value creation to align the Company's short-term and long-term goals and resulting performance with the interest of stockholders. The Company's compensation strategy has always been to provide long-term equity incentives to eligible employees as a part of their total compensation package, with higher-level executives receiving a significant portion of their total compensation in equity awards. This strategy has enabled the Company not only to provide performance-based incentives to employees to reinforce the ownership culture that has been important to the Company's success, but also has enabled the Company to use its cash from operations for other purposes that are critical to the future success of the Company, such as investing in research and development projects.

        The Company has not requested additional share authorization since April 2003 at which time the share reserve was increased by 3,000,000 shares. As of February 28, 2005, a total of 1,168,511 shares remained available for new awards under the Long-Term Stock Program (not including shares subject to outstanding awards), and a total of 9,562,120 shares were subject to outstanding options (of which approximately 5.8 million shares were fully vested as of February 28, 2005). As of February 28, 2005, the weighted average exercise price of outstanding options was $24.07, and the weighted average remaining contractual life of outstanding options was 5.69 years. The Company has projected that it will need additional shares at this time to continue to use stock-based compensation to provide competitive long-term incentives to its eligible employees. Although the Company's compensation strategy has been formulated for the long-term, the Company is requesting stockholder approval of only the number of shares anticipated to be necessary to implement its equity-based compensation strategy for approximately the next year (through early 2006).

        The compensation strategy also is designed to retain and attract eligible employees and contractors by providing them with competitive performance-based equity incentives. In order to assure that compensation attributable to performance-based stock awards will not be subject to the limitation on income tax deductibility under Code Section 162(m), the Company is asking the stockholders, as part of their approval of the Long-Term Stock Program, to approve additional performance criteria the Company may use under the Long-Term Stock Program in establishing performance targets. As the Company's current compensation philosophy does not include the award of performance shares and performance units, the Company has eliminated its ability to grant these types of awards under the Long-Term Stock Program. The Company has asked that the stockholders approve an increase to the number of shares issuable under the Long-Term Stock Program as restricted stock and restricted stock units in the aggregate and per participant. These requests reflect a change to the Company's compensation philosophy to emphasize the increased use of stock awards, which deliver more value to the Company's employees while resulting in less stockholder dilution than would result from a traditional stock option grant. This change reflects the current environment in which a number of companies have moved from traditional option grants to other stock based awards, such as restricted stock and restricted stock units.

        In addition to the changes to the Long-Term Stock Program described above, the Board of Directors amended the Long-Term Stock Program on February 17, 2005 to allow for the issuance of restricted stock units to eligible participants.

        The Long-Term Stock Program was initially adopted by the Board of Directors on March 10, 2000, and was subsequently approved by the stockholders. The following summary describes the principal features of the Long-Term Stock Program, as amended and restated by the Board on February 17, 2005, subject to stockholder approval. This summary, however, does not purport to be a complete description of the Long-Term Stock Program. A copy of the amended and restated Long-Term Stock Program is attached as Appendix B to this Proxy Statement.

Administration

        The Long-Term Stock Program is administered by the Compensation Committee of the Board of Directors, which must consist of at least two members who qualify as nonemployee directors under the definition in Section 16 of the Securities and Exchange Act of 1934 and as outside directors under Section 162(m) of the Internal Revenue Code. The Compensation Committee may, and has, delegated authority to the Chairman of the Board and Chief Executive Officer to grant options to eligible employees who are not executive officers.

Eligibility

        Only employees and certain contracted personnel of the Company or its subsidiaries are eligible to participate in the Long-Term Stock Program and to receive incentive stock option grants. As of February 28, 2005, approximately 5,200 employees (including all executive officers) were eligible to participate in the Long-Term Stock Program.

Share Reserve

        Subject to adjustment for certain changes in the Company's capitalization, a total of 16,900,000 shares of the Company's common stock will be authorized for issuance under the Long-Term Stock Program, including the 1,400,000 shares that are the subject of the proposal. In general, shares subject to outstanding options or other awards under the Long-Term Stock Program that expire or otherwise terminate prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the Long-Term Stock Program. Unvested shares issued under the Long-Term Stock Program and subsequently forfeited to or repurchased by the Company will be added back to the number of shares reserved for issuance under the Long-Term Stock Program and will accordingly be available for subsequent issuance. Shares which are withheld from an award to satisfy tax withholding obligations, shares which are surrendered to fulfill tax obligations incurred under the Long-Term Stock Program, and shares surrendered in payment of the option exercise price upon the exercise of an option will not be available for reissuance under the Long-Term Stock Program.

Types of Awards

        Following stockholder approval of this Proposal 2, three types of awards may be granted under the Long-Term Stock Program: stock options, restricted stock and restricted stock units.

        Stock Options.    Nonqualified and incentive stock options may be granted under the Long-Term Stock Program. The Committee has the discretion to select eligible participants to receive options, and determine the type, number of shares, exercise price and other terms of options granted under the Long-Term Stock Program. No option may be granted at less than the current fair market value of the shares, which is defined as the closing price of the Company's common stock on the day before the grant date. As of February 28, 2005, the closing price per share of the Company's common stock was $43.01.

        In addition, the term of options may not be greater than 10 years, unless the Compensation Committee determines that a longer term is necessary to comply with applicable laws or to qualify for favorable tax treatment. For example, in some foreign jurisdictions, options with terms longer than

10 years receive favorable tax treatment. The term of options granted after February 20, 2003, generally will not exceed seven years, unless determined otherwise by the Compensation Committee. Options may terminate sooner in accordance with their provisions, such as upon the employee's termination of employment. Options granted prior to May 2003 generally vest over three years from the grant date, whereas options granted after such time generally vest over four years from the grant date.

        Subject to adjustment for certain changes in the Company's capitalization, no more than 1,000,000 shares in aggregate may be granted in the form of stock options to a participant per fiscal year. Stockholder approval of this proposal will also constitute a reapproval of the 1,000,000 shares limitation for purposes of Code Section 162(m).

        Restricted Stock and Restricted Stock Units.    Shares of common stock that have restrictive conditions may be issued under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive restricted stock, and determine the number of shares, purchase price (if any), conditions of restriction and other terms of restricted stock issued under the Long-Term Stock Program. A participant who receives an award of restricted stock will have stockholder rights, including voting and dividend rights, for those shares unless the Compensation Committee determines otherwise.

        The Compensation Committee may issue restricted stock units which entitle the participant to receive common stock underlying those units upon attainment of designated performance goals, the satisfaction of specified service requirements or upon the expiration of a designated time period following the vesting of those units. The Compensation Committee has the discretion to select eligible participants to receive restricted stock units, and to determine the number of shares, the vesting and other terms and conditions of the restricted stock units. The holders of restricted stock units will not have any stockholder rights until the underlying shares are actually issued. However, dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock or outstanding restricted units, subject to such terms and conditions as the Compensation Committee deems appropriate.

        Subject to adjustment for certain changes in the Company's capitalization, and assuming the approval of this Proposal 2, not more than 1,000,000 shares in the aggregate may be issued as restricted stock and restricted stock unit awards under the Long-Term Stock Program during a fiscal year, and no more than 200,000 shares may be issued as restricted stock or restricted stock units to any one participant during a fiscal year.

        Performance Shares and Performance Units.    If this Proposal 2 is approved by the stockholders, performance shares and performance units will no longer be granted under the Long-Term Stock Program. These awards give the participant the opportunity to earn a payment (in either shares or cash) if certain specific performance goals are attained during a defined performance period.

Stock Awards

        The table below shows the number of options granted under the Long-Term Stock Program between January 1, 2004 and February 28, 2005, to the individuals and groups indicated. Directors who are not employees are not eligible to participate in the Long-Term Stock Program (although they are eligible to participate in the Company's Nonemployee Directors Stock Incentive Program), and accordingly none of the Company's nonemployee directors have received options under the Long-Term

Stock Program. No performance shares or performance unit awards have been made under the Long-Term Stock Program.

Name and Position	Options Granted (Number of Shares)	Weighted Average Exercise Price
Michael A. Mussallem Chairman of the Board and Chief Executive Officer	5,461	$32.15
Stuart L. Foster	0	n/a
Anita B. Bessler	1,558	$32.15
Corinne H. Lyle	0	n/a
Patrick B. Verguet	30,000	$33.98
All current executive officers as a group (11 persons)	125,941	$33.86
All non-executive directors as a group (6 persons)	0	n/a
All employees, including current officers who are not executive officers, as a group (5,230 persons)	836,116	$34.28

        As of February 28, 2005, options covering 9,562,120 shares of common stock were outstanding under the Long-Term Stock Program, 1,168,511 shares remained available for future option grant or direct issuance, and 4,634,469 shares have been issued pursuant to the exercise of outstanding options under the Long-Term Stock Program. In addition, the Company issued 10,000 shares of restricted stock to an executive officer, Dr. Huimin Wang, in May 2004 in connection with his assumption of increased responsibilities.

        On April 4, 2005, the Company is scheduled to grant restricted stock unit awards in connection with the transition of certain longer service salaried exempt employees out of Baxter International Inc.'s pension plan as a result of the spin-off of the Company from Baxter International Inc. The number of restricted stock units to be awarded to each participant will be determined by dividing the amount equivalent to the participant's transition grant eligible earnings for 2004 by the fair market value of the Company's common stock on the date of grant. On February 16, 2005, the Board approved the transition grant eligible earnings for three named executives: Mr. Mussallem, Ms. Bessler and Mr. Kehl. Please see the section titled "Transition Options for Salaried Exempt Employees" below for more information.

Section 162(m) Performance Goals

        To assure that the compensation attributable to one or more restricted stock issuances or restricted stock units under the Long-Term Stock Program will qualify as performance-based compensation that will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m), the Compensation Committee will also have the discretionary authority to structure one or more stock issuances or restricted stock units so that the shares of common stock subject to those particular awards will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) return measures (including, but not limited to, return on assets, capital, investment, equity or sales); (ii) earnings per share; (iii) net income (before or after taxes) or operating income; (iv) earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) market to book value ratio; (viii) cash flow or free cash flow (cash flow from operations less capital expenditures); (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation, completion or progress of projects, processes, products or product lines strategic or critical to the Company's business operations; (xii) measures of customer satisfaction; (xiii) share price (including, but not limited to, growth measures and total stockholder return); (xiv) working capital; (xv) economic value added; (xvi) percentage of sales generated by new products; (xvii) progress of research and development projects or milestones; (xviii) growth in sales of products or product lines; (xix) any combination of, or a specified increase in, any of the foregoing; and (xx) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Performance goals may be based upon the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company's business groups or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The attainment of performance goals may be measured including or excluding certain extraordinary items, as determined by the Company's auditors.

        The Compensation Committee will not have the discretion to accelerate the vesting of shares intended to qualify as performance-based compensation under Section 162(m).

Amendment of the Long-Term Stock Program

        The Board may alter, amend, suspend or terminate the Long-Term Stock Program at any time and the Compensation Committee may amend awards previously granted; provided, however, that certain amendments will require stockholder approval pursuant to the rules of the NYSE. In addition, except for adjustments made in connection with changes in the Company's capitalization, the Compensation Committee may not amend outstanding options for the sole purpose of lowering the exercise price or to cancel and reissue options to lower the exercise price, without stockholder approval. In addition, no termination, amendment or modification of the Long-Term Stock Program or amendment of previously granted awards may adversely affect in any material way a previously granted award, without the consent of the participant holding the award. The Long-Term Stock Program will in all events terminate on April 1, 2010.

Acceleration Upon Change in Control

        Upon a change in control (as defined in the Long-Term Stock Program), outstanding awards will immediately become 100% vested and exercisable and any restrictions will immediately lapse, unless the award is a performance-based award granted after May 8, 2002. If the award is performance-based (that is, the award matures based on factors other than just the participant's continuous employment or service) and was granted after May 8, 2002, then the treatment of the award in the event of a change in control will be determined by the Compensation Committee at the time the award is granted.

Adjustments in Authorized Shares

        In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, adjustments will be made to (i) the maximum number and class of shares issuable under the Long-Term Stock Program, (ii) the maximum number and class of shares for which options may be granted to a participant per fiscal year, (iii) the maximum number and class of shares for which restricted stock and restricted stock units may be issued in the aggregate and to any participant per fiscal year and (iv) the number and class of and/or price of shares subject to outstanding awards granted under the Long-Term Stock Program. Such adjustments will be made as deemed to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

New Plan Benefits

        No options have been granted, and no direct stock issuances or restricted stock units have been awarded, on the basis of the 1,400,000 share increase which forms part of this Proposal 2.

Summary of Federal Income Tax Consequences

        The following summary describes the United States federal income taxation treatment applicable to the Company and the participants who receive awards under the Long-Term Stock Program.

        Option Grants.    Options granted under the Long-Term Stock Program may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

        Incentive Options.    No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

        Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

        If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

        Non-Statutory Options.    No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will generally be allowed for the Company's taxable year in which such ordinary income is recognized by the optionee.

        Restricted Stock.    A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then fair market value of the shares. The recipient, may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of issuance of the shares the fair market value of the shares at that time. The recipient will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient. The deduction will be allowed for the taxable year in which such ordinary income is recognized by the recipient.

        Restricted Stock Units.    No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued. The amount of that income will be equal to the fair market value of the shares on the date of issuance. The holder will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

        Deductibility of Executive Compensation.    The Company anticipates that any compensation deemed paid by the Company in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers.

        Accordingly, the compensation deemed paid with respect to options granted under the Long-Term Stock Program will remain deductible by the Company without limitation under Section 162(m). However, any compensation deemed paid by the Company in connection with restricted stock or restricted stock units issued under the Long-Term Stock Program will be subject to the $1 million limitation, unless the vesting of the shares or units is tied solely to one or more of the performance milestones described above.

        Accounting Treatment.    Under the accounting principles currently in effect, option grants under the Long-Term Stock Program with exercise prices not less than the fair market value of the underlying shares of the Company's common stock on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the financial statements, the pro-forma impact those options would have upon the Company's reported earnings if the fair value of those options at the time of grant was treated as a compensation expense.

        Any option grants made to nonemployees under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares.

        The number of outstanding options will be a factor in determining the Company's earnings per share on a fully-diluted basis.

        Restricted stock issued under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings equal to the excess of the fair market value of the shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to the Company's reported earnings will be amortized over the vesting period. However, if the vesting of the shares is tied solely to performance milestones, then the issuance of those shares will be subject to mark to market accounting, and the Company will have to accrue compensation expense not only for the value of the shares on the date of issuance but also for all subsequent appreciation in the value of those which occurs prior to the vesting date. Similar accounting treatment will be in effect for any restricted stock units issued under the Long-Term Stock Program.

        In December 2004, the Financial Accounting Standards Board ("FASB") released Statement of Financial Accounting Standards No. 123 (revised 2004). The accounting standards established by that statement will require the expensing of stock options, commencing with the fiscal quarter which begins July 1, 2005. Accordingly, the foregoing summary of the applicable accounting treatment for stock options will change, effective with the July 1, 2005 fiscal quarter, and the stock options granted to employees will be valued as of the grant date under an appropriate valuation formula, and that value will be charged as a direct compensation expense against reported earnings over the designated vesting period of the award. Similar option expensing will be required for any outstanding unvested options on the July 1, 2005 effective date, with the grant date fair value of those unvested options expensed against earnings over the remaining vesting period. For direct stock issuances made under the Long-Term Stock Program, the Company would continue to accrue a compensation cost equal to the excess of the fair market value of the shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to reported earnings will be amortized over the vesting period. However, such accounting treatment would be applicable whether vesting were tied to service periods or performance goals.

Vote Required for Approval of the Long-Term Stock Program

        The affirmative vote of a majority of shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote is necessary for the approval of the amendment and restatement of the Long-Term Stock Program. If stockholder approval is not obtained, then (i) the number of shares reserved under the Long-Term Stock Program will not be increased, (ii) the number of shares issuable under the Long-Term Stock Program as restricted stock and restricted stock unit awards will not be increased from 500,000 to 1,000,000, (iii) the number of shares for which restricted stock may be issued to any one participant during a fiscal year will be limited to 50,000 shares, (iv) the list of performance criteria that may be utilized in the future under the Long-Term Stock Program as a condition to the vesting of one or more stock issuances to qualify the compensation attributable to those issuances as performance-based compensation for purposes of Section 162(m) will not be expanded and (v) the Company will retain the ability to award performance shares and performance units under the Long-Term Stock Program although no such grants are currently contemplated.

        Furthermore, if stockholder approval of this proposal is not obtained, then the Company will be unable to fully implement the long-term incentive component of its compensation strategy. If the Company is unable to fully implement its compensation strategy, the Company may have to provide more cash incentives to employees, which will limit the Company's ability to more closely align the interests of participating employees with those of stockholders and to use its cash for other purposes critical to the future success of the Company. In addition, the Company may not be able to attract and retain top talent who deem equity compensation important to their overall compensation package.

        The Board of Directors of the Company recommends a vote FOR the amendment and restatement of the Long-Term Stock Incentive Compensation Program.

Equity Compensation Plan Information

        The following table provides information on the shares of common stock that may be issued upon exercise of options or rights outstanding as of December 31, 2004 under the Company's five equity compensation plans, which include the Long-Term Stock Program, Nonemployee Directors Program, 2001 Employee Stock Purchase Plan for United States Employees, 2001 Employee Stock Purchase Plan for International Employees and Executive Option Plan. The Company has never issued any warrants under these Plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance(1)
Equity compensation plans approved by stockholders	10,100,500	(2)	$23.90	2,221,072	(3)
Equity compensation plans not approved by stockholders(4)	15,681	(5)	$6.89	452,328	(6)
Total	10,116,231			2,673,400

(1)
The amounts indicated in this column exclude securities listed in the column titled "Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights."

(2)
This amount excludes purchase rights outstanding under the Company's 2001 Employee Stock Purchase Plan for United States Employees. Approximately 179,998 shares would be issuable under purchase rights outstanding under the 2001 Employee Stock Purchase Plan, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2004.

(3)
As of December 31, 2004, the following number of shares of common stock remain available for future issuance under equity compensation programs approved by stockholders: (a) Long-Term Stock Program prior to amendment under Proposal 2—1,208,167; (b) Nonemployee Directors Program—317,954; and (c) 2001 Employee Stock Purchase Plan for United States Employees—694,955. If Proposal 2 is approved by stockholders, 2,608,167 shares of common stock will be available for future issuance under the Long-Term Stock Program.

(4)
The Executive Option Plan (the "EOP") and the 2001 Employee Stock Purchase Plan for International Employees (the "International ESPP") have not been approved by the stockholders.

  The EOP was discontinued by the Company with respect to compensation earned after December 31, 2004. The EOP permitted executive officers and other key employees to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation from the Company. Each plan participant received an option to purchase securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone, including any Company contributions, and an exercise price equal to one quarter of the fair market value of the underlying securities on the grant date. Options generally become exercisable six months after the grant date, have a ten year term and may terminate earlier upon the termination of the optionee's service with the Company. Options granted prior to January 1, 2005 remain outstanding.

  In 2001, the Company implemented the International ESPP pursuant to which 650,000 shares of common stock were initially reserved for issuance. Regular employees of participating international subsidiaries who are scheduled to work 20 hours or more per week and employees where local law requires the International ESPP be offered to them may participate in the International ESPP. Under the International ESPP, eligible employees may purchase shares of the Company's common stock at a discount with accumulated payroll deductions. Shares are purchased generally on the last day of each calendar quarter at a purchase price per share equal to 85% of the lower of (i) the fair market value per share of common stock on the employee's entry date into the two-year offering period, as fair market value is defined in the International ESPP, or (ii) the fair market value per share on the quarterly purchase date, as fair market value is defined in the International ESPP.

(5)
This amount excludes purchase rights outstanding under the International ESPP and represents only shares subject to option under the EOP. Approximately 35,643 shares would be issuable under purchase rights outstanding under the International ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2004.

(6)
This amount represents 452,328 shares remaining available for issuance under the International ESPP.

PROPOSAL 3

ADOPTION OF THE EDWARDS INCENTIVE PLAN

        On February 16, 2005, the Board of Directors adopted the Edwards Incentive Plan (the "Incentive Plan"), subject to stockholder approval, pursuant to which executive officers and other selected employees will be eligible to receive annual cash bonuses based on the achievement of pre-established performance goals.

        The Incentive Plan is an important component of executive pay. The purpose of the Incentive Plan is to motivate management employees and reward them for achievement of key business objectives while maintaining alignment with stockholder values and expectations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer or any of the four other most highly compensated executive officers, unless such compensation qualifies as "performance-based compensation" payable pursuant to a stockholder approved plan. Amounts payable under the Incentive Plan are intended to qualify as performance-based compensation for this purpose.

        The following summary describes the primary features of the Incentive Plan. This summary, however, does not purport to be a complete description of the Incentive Plan. A copy of the Incentive Plan is attached as Appendix C to this Proxy Statement.

Administration

        The Incentive Plan will be administered by the Compensation Committee or a subcommittee thereof consisting of at least two nonemployee directors, each of whom satisfies the requirements for an "outside director" as the term is defined under Code Section 162(m). The Compensation Committee may delegate authority to a designee with respect to administration of awards which are not intended to be performance-based for purposes of Code Section 162(m).

Eligibility

        The Compensation Committee will select participants in the Incentive Plan from among the Company's officers and employees. As of February 28, 2005, 796 employees (including all executive officers) were eligible to be designated to participate in the Incentive Plan and, subject to stockholder approval of this Proposal, were selected by the Compensation Committee to participate in the Incentive Plan for 2005.

Determination of Awards Under the Incentive Plan

        For each fiscal year, the Compensation Committee will establish a target bonus for each participant for the fiscal year and the performance goals to be satisfied for such fiscal year for the participant to be paid a bonus. The target may be either an absolute dollar amount or a specified percentage of eligible compensation, as defined by the Compensation Committee.

        The performance goals for each fiscal year shall be based on one or more of the following measures of Company performance: (i) return measures (including, but not limited to, return on assets, capital, investment, equity or sales); (ii) earnings per share; (iii) net income (before or after taxes) or operating income; (iv) earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) market to book value ratio (vii) cash flow or free cash flow (cash flow from operations less capital expenditures); (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation, completion or progress of projects or processes, products or product lines strategic or critical to the Company's business operations; (xii) measures of customer satisfaction; (xiii) share price (including, but not limited to, growth measures and total shareholder return); (xiv) working capital; (xv) economic value added; (xvi) percentage of sales generated by new products; (xvii) progress of research and development projects or milestones; (xviii) growth in sales of products or product lines; (xix) any combination of, or a specified increase in, any of the foregoing; and (xx) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base.

        Performance goals may be based upon the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company's business groups or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award may be fully earned. The attainment of performance goals may be measured including or excluding certain extraordinary items or transactions. The Compensation Committee may provide for various levels of bonus depending on relative performance toward or beyond a performance goal.

        The maximum bonus payable to any participant in a fiscal year may not exceed $2,500,000. This maximum bonus amount is greater than bonus levels paid by the Company in previous years. This bonus limit was set in part to allow the Incentive Plan to accommodate continued growth of the Company. The Board believes that this limit will provide the Compensation Committee with sufficient flexibility to recognize exceptional individual performance.

        Final payouts for a fiscal year under the Incentive Plan must be approved by the Compensation Committee and will occur as soon as practical after the close of the Company's financial books for the fiscal year. In the case of awards intended to meet the requirements of Code Section 162(m), the Compensation Committee may reduce the amount of bonus (including to zero) due to a participant if the Compensation Committee deems such action is warranted based on other circumstances relating to the overall performance of the Company or other criteria.

Deferral of Bonuses

        The Compensation Committee may permit a participant to defer all or part of the bonus awarded to such participant with respect to any fiscal year under a Company sponsored deferred compensation plan or arrangement that provides for the crediting of a reasonable rate of interest or earnings/loss at a rate equal to the rate of return on an actual investment vehicle, such as a mutual fund.

Amendment or Termination

        The Company reserves the right, exercisable by the Compensation Committee, to amend the Plan at any time and in any respect or to discontinue and terminate the Plan in whole or in part at any time; provided, however, that certain amendments to the Plan will be subject to approval of the Company's stockholders in such manner and with such frequency as shall be required under Code Section 162(m).

Summary of Federal Income Tax Consequences

        Under present federal income tax law, participants will realize ordinary income, equal to the amount of the award paid to them, at the time of payment. That income will be subject to applicable income and employment tax withholding by the Company. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the Incentive Plan satisfies the requirements of Code Section 162(m), which imposes a $1 million limitation on the income tax deductibility of non-performance-related compensation paid per individual in the group comprised of the Company's chief executive officer and the other four most highly paid executive offices, and otherwise satisfies the requirements for deductibility under federal income tax law.

Vote Required for Approval of the Incentive Plan

        The affirmative vote of a majority of shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote is necessary to approve the Incentive Plan. The Board believes that the Incentive Plan is in the best interests of the Company and its stockholders.

        If approval of the Incentive Plan is not obtained at the Annual Meeting, annual bonuses will not be paid pursuant to the terms of such plan. The Company would consider alternative annual cash compensation programs (including discretionary bonuses) that, in some cases, may result in annual cash compensation to executive officers that would not be deductible under Code Section 162(m).

        The Board of Directors of the Company recommends a vote FOR the approval of the Edwards Incentive Plan.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2005. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. PricewaterhouseCoopers LLP also performs certain non-audit services for the Company. Although the Company is not required to seek stockholder approval of this appointment, the Board of Directors believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

        The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for 2005.

REPORT OF THE AUDIT AND PUBLIC POLICY COMMITTEE

        The Audit and Public Policy Committee (the "Audit Committee") is currently comprised of three directors, each of whom meets the independence and experience requirements of the NYSE. The Audit Committee operates under a written charter adopted by the Board, which is posted under the "Investor Information" section of the Company's website (www.edwards.com).

        Management is responsible for the Company's internal controls, financial reporting process, and compliance with laws, regulations and ethical business practices. The Company's independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and to issue a report thereon. The Company's independent auditors are also responsible for independently auditing the Company's internal control over financial reporting and attesting to management's assessment of the effectiveness of such internal controls. The Audit Committee's responsibility is to monitor and oversee these processes.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2004. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent accountants their independence.

        Based on the reviews and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

  The Audit and Public Policy Committee:
  John T. Cardis (Chairperson)
  Philip M. Neal
  Robert A. Ingram

FEES PAID TO PRINCIPAL ACCOUNTANTS

        During 2004, the Company retained its principal accountants, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

	2004	2003
	(in millions)
Audit Fees	$1.8	$1.1
Audit-Related Fees	—	0.3
Tax Fees	0.8	0.7
All Other Fees	—	—

Audit-Related Fees

        There were no amounts paid under "Audit-Related Fees" in 2004. Amounts paid under "Audit-Related Fees" in 2003 were for review of the Company's enterprise resource planning system ($0.2 million) and review of the Company's convertible debenture offering ($0.1 million).

Tax Fees

        Amounts paid under "Tax Fees" in 2004 were for tax compliance ($0.3 million) and consulting ($0.5 million), and in 2003 were for tax compliance ($0.4 million) and consulting ($0.3 million).

All Other Fees

        No amounts were paid under "All Other Fees" in 2004 and 2003.

        The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with their independence.

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent auditor in order to assure that the provision of such services does not impair the auditor's independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee at least annually reviews and pre-approves the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The annual Audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee.

REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE

        The Compensation and Governance Committee (the "Compensation Committee") is composed of three independent, nonemployee directors, who have no "interlocking" relationships as defined by the SEC. The Compensation Committee establishes and administers the executive compensation programs of the Company. Consistent with the Compensation Committee's charter, the Compensation Committee also reviews and approves various other Company compensation policies and oversees the Company's equity plans, including grants made to the Company's executive officers. For 2004, the Compensation Committee engaged an external compensation consultant to assist in its review of compensation for executive officers. The Compensation Committee also received input from management where appropriate. The Compensation Committee has provided the following report on executive compensation for inclusion in this Proxy Statement.

        Compensation Philosophy For Executive Officers.    The Company's philosophy is to provide compensation programs that support the Company's business objectives and values. The components of total compensation are structured to be competitive with other companies of similar size and focus, and are dependent upon Company performance to be fully realized. Compensation data in these companies are reported in surveys whose participants include many companies in the Fortune 500 as well as other companies with which the Company and its subsidiaries compete for executive talent. In addition, the Compensation Committee reviews compensation information published in proxy statements of companies that are of similar size and industry focus as the Company.

        The companies chosen for the comparator group used for compensation purposes are generally represented in, but are not entirely the same companies that comprise, the published industry index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in the published industry index established for comparing stockholder returns. The composition of the comparator group is reviewed each year.

        Our philosophy is intended to help the Company attract, retain and motivate executives with superior leadership and management capabilities. Consistent with this philosophy, a total compensation package is determined for each officer, including Mr. Mussallem, consisting primarily of base salary, annual incentives, long-term incentive awards and benefits. These key components of pay are addressed separately below. The Compensation Committee considers the relative importance of all elements of an executive's total compensation package. The proportions of these components of compensation will vary among the officers depending upon their levels of responsibility, but generally a significant amount of pay for executive officers would be comprised of short and long-term incentives, or at-risk pay, to focus management on both tactical and strategic interests of stockholders.

        Total Cash Compensation.    The Compensation Committee regularly reviews each executive officer's base salary. Base salaries comprise approximately one-fourth of the value of executive compensation. With the Company's emphasis on performance based total compensation, base salaries are evaluated in conjunction with annual incentive targets (described below) to achieve a targeted level of total cash compensation at or near the 60th percentile of total cash compensation among executive officers in comparator companies if the Company's performance is at or above targeted performance levels. Base salaries are further adjusted by the Compensation Committee to recognize varying levels of responsibility, prior experience and breadth of knowledge, as well as internal equity considerations.

        Increases to base salaries are driven primarily by market data and individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company.

        The Company has implemented the 2004 Edwards Incentive Plan ("EIP"). The EIP promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses that are tied to the achievement of corporate financial and operational goals and individual performance objectives. Annual incentive targets when combined with base salaries establish the total cash compensation described above. This allows the Company to focus key executives on specific goals that are of primary importance during the current year, motivate them to achieve those goals, and reward them based on performance. Targets are set by the Compensation Committee to be achievable, but require above average performance from each of the executives. Compensation may be adjusted based upon Company and individual performance.

        For 2004, the Compensation Committee established corporate financial and operational goals relating to each executive officer's bonus opportunity. Corporate financial goals were based on three measures: net income (40% weighting), revenue growth (35% weighting) and free cash flow (25% weighting). Free cash flow is defined as cash flow from operations less capital expenditures. Revenue growth assumes constant foreign exchange and excludes divested businesses. Executive officers earned bonuses based on their levels of achievement of the pre-established financial goals. In addition, five corporate operational goals, referred to as Key Operating Drivers ("KODs"), were set. The overall bonus payout amount could range from 0 to 200% of target based on performance. As an example, if all five KODs were achieved (in addition to 100% of the corporate financial goals), an executive officer would have the ability to earn 150% of his or her target annual incentive. If three KODs were achieved (in addition to 100% of the corporate financial goals), the executive would have the ability to earn 100% of his or her target annual incentive. However, if less than three KOD goals were met, or the financial goals were not met, then incentives would be reduced below the 100% target level. Target payouts could be further modified by achievement of individual performance management objectives. For 2004, the Company's financial performance resulted in an initial bonus funding of 121%. In addition, four out of five KODs were achieved.

        Long-Term Incentives.    In 2000, the Company adopted the Long-Term Stock Incentive Compensation Program (as amended, the "LTSICP"). Pursuant to the LTSICP, the Company has the ability to grant various types of long-term incentive awards such as nonqualified and incentive stock options, restricted stock, performance units and performance shares. Stock options and restricted stock were the only types of long-term incentive awards granted under the LTSICP in 2004.

        The LTSICP is designed to enhance the value of the Company by aligning participants' interests more closely to those of the Company's stockholders and by providing participants with an incentive for excellence. In keeping with the Company's commitment to provide a total compensation package that emphasizes at-risk components of pay, long-term incentives comprise approximately 60% of the value of an executive officer's total compensation package.

        When awarding long-term incentives, the Compensation Committee considers executive officers' levels of responsibility, prior experience, ability to influence long-term results of the Company, and individual performance criteria. The Company also considers the competitive compensation at comparator companies for total direct compensation, which includes base salaries, annual incentives and the estimated annual value of long-term incentive awards.

        Stock Options.    Under the LTSICP, stock options are granted at an option price not less than the fair market value of the common stock on the date of the grant. Therefore, stock options have value only if the stock price of the common stock appreciates from the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company. To date, stock options have been used as the primary long-term incentive vehicle.

        The number of stock options granted under the LTSICP is based upon competitive practice, the Company's overall performance and the individual's contribution to long-term and strategic goals. The Company's stock options are fully exercisable in four years and have a seven-year term.

        For 2004, the Company did not award long-term incentives to executive officers, including the named executives, under its regular equity grant program because grants made in 2003 represented an award for the 2003-2004 period.

        The Company had adopted a nonqualified stock option plan (the "Executive Option Plan" or "EOP"), for the benefit of executive officers and other key employees. The plan permitted participants to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation (base salary and bonus) earned prior to January 1, 2005. The Company discontinued option grants under the EOP and has adopted the Executive Deferred Compensation Plan to provide officers and other key employees the opportunity to defer compensation earned after December 31, 2004 to future dates specified by the participant with a return based on investment alternatives selected by the participant.

        Compensation of the Chief Executive Officer.    Mr. Mussallem's base salary was set at $693,500 for 2004, based on the Compensation Committee's review and consideration of Mr. Mussallem's performance as Chairman and Chief Executive Officer of the Company. The Compensation Committee chose to set Mr. Mussallem's base salary at a level that was competitive with market levels.

        Under the EIP, Mr. Mussallem was paid $1,150,000 in connection with 2004 performance, recognizing his continued, significant value to the Company.

        On April 3, 2004, Mr. Mussallem received an option to purchase 5,461 shares of the Company's common stock with an exercise price equal to the fair market value of the common stock on the date of grant. This grant was pursuant to a program designed in 2000 to facilitate the transition of certain longer service salaried exempt employees out of Baxter International Inc.'s pension plan by annually offering so called "transition options" to purchase the Company's common stock until the earlier of the employee's termination of employment or the date on which the employee reaches age 65.

        Mr. Mussallem did not receive a performance-based stock option grant in 2004 because the grant he received in 2003 represented an award for the 2003-2004 period.

        Policy Regarding Section 162(m).    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for annual compensation deemed paid to executive officers identified in the summary compensation table of the proxy statement to $1 million per individual, unless that compensation qualifies as performance-based compensation pursuant to criteria established under a stockholder approved plan. The Compensation Committee considers the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the tax benefits to the Company's stockholders. However, the Compensation Committee also believes that it is important to preserve the Company's ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. The Compensation Committee will design salary, annual incentive bonuses and long-term incentive compensation in a manner that it believes prudent or necessary to hire and retain the Company's executive officers, and some of the compensation deemed paid to these executive officers may be nondeductible.

        We will continue to monitor the effectiveness of the Company's total compensation program to meet the needs of the Company.

        Note that the Board of Directors of the Company has approved the Incentive Plan, which will succeed the EIP, and the Long-Term Stock Program, which will amend and restate the LTSICP, each of which are subject to stockholder approval at the 2005 Annual Meeting of Stockholders. Please see the sections titled "Proposal 2" and "Proposal 3" above for more information.

  The Compensation and Governance Committee:
  Mike R. Bowlin (Chairperson)
  Vernon R. Loucks Jr.
  David E.I. Pyott

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

        The following table sets forth a summary, for the years ended December 31, 2004, 2003 and 2002, of the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2004. The five individuals identified in the Summary Compensation Table are referred as the "named executive officers" throughout this Proxy Statement.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
Awards
Annual Compensation
Securities Underlying Options/SARs (#)
Name and Principal Position	Year	Salary (1)	Bonus (1)	Other Annual Compensation (2)		All Other Compensation (3)
Michael A. Mussallem Chairman of the Board and Chief Executive Officer	2004 2003 2002	$713,846 664,615 636,538	$1,150,000 356,440 481,000	— — —	5,461 347,056 254,923	$165,650 181,886 234,125
Stuart L. Foster Corporate Vice President, Technology and Discovery	2004 2003 2002	389,038 360,962 339,231	334,223 122,360 166,500	— — —	— 180,000 135,000	20,921 22,223 25,357
Anita B. Bessler Corporate Vice President, Global Franchise Management	2004 2003 2002	332,462 308,769 295,962	369,648 103,740 140,600	— — —	1,989 137,409 106,392	17,847 18,947 21,947
Corinne H. Lyle(4) Corporate Vice President, Chief Financial Officer and Treasurer	2004 2003	331,154 246,808	290,282 101,950	— 55,748	162 140,000	15,905 392
Patrick B. Verguet(5) Corporate Vice President, Europe	2004 2003 2002	309,511 262,800 238,853	288,815 56,237 41,871	144,235 135,238 335,167	30,000 18,000 12,000	81,772 55,587 12,861

(1)
Amounts shown for 2004 salary reflect 27 biweekly pay periods; amounts shown for 2003 and 2002 salary each reflect 26 biweekly pay periods.

  Amounts shown for 2004 include amounts forgone in exchange for options granted under the Executive Option Plan ("EOP") as follows: Mr. Mussallem—$111,890; Mr. Foster—$180,688; Ms. Bessler—$92,932; and Ms. Lyle—$155,246. For Mss. Bessler and Lyle, $8,395 and $2,526, respectively, were attributed to options to purchase shares of the Company's common stock (see "Option Grants in the Last Fiscal Year" table). For more information on the EOP, please see Footnote 4 to the table in "Equity Compensation Plan Information" on page 17.

  Amounts shown for 2003 include amounts foregone in exchange for options granted under the EOP as follows: Mr. Mussallem—$93,514; Mr. Foster—$100,081; and Ms. Bessler—$66,050 of which $9,907 was attributed to options to purchase shares of the Company's common stock.

  Amounts shown for 2002 include amounts foregone in exchange for options granted under the EOP as follows: Mr. Mussallem—$331,168; Mr. Foster—$85,260; and Ms. Bessler—$81,308 of which $12,196 was attributed to options to purchase shares of the Company's common stock.

(2)
Amounts shown for 2004 for Mr. Verguet include certain perquisites including reimbursement of relocation expenses in the amount of $118,059.

  Amounts shown for 2003 represent reimbursement for the payment of taxes in the case of Ms. Lyle and, for Ms. Lyle and Mr. Verguet, also include certain perquisites, of which the following amounts are reimbursement of relocation expenses: Ms. Lyle—$30,373 and Mr. Verguet—$117,003.

  Amount shown for 2002 for Mr. Verguet includes tax equalization payments in the amount of $171,466, and also include certain perquisites including reimbursement of relocation expenses in the amount of $150,955.

(3)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2004:

Type of Compensation	Mr. Mussallem	Mr. Foster	Ms. Bessler		Ms. Lyle		Mr. Verguet
401(k) or Retirement Plan Company Contributions*	$8,200	$8,200	$8,200		$7,723		$43,337
EOP Company Contribution	$33,554	$11,680	$8,756	**	$7,594	***	—
Payment of Insurance Premiums	$1,896	$1,041	$891		$588		$38,435
Imputed Interest on Loan****	$122,000	—	—		—		—

  *
  Amounts for Messrs. Mussallem and Foster and Mss. Bessler and Lyle reflect the Company's matching contribution to the 401(k) plan. The amount for Mr. Verguet, a resident of Switzerland, reflects the amount contributed by the Company to private retirement arrangements that supplement the Swiss social security program.

  **
  Includes approximately $1,313 attributed to options to purchase shares of the Company's common stock granted under the EOP (see "Option Grants in Last Fiscal Year" table). For more information on the EOP, please see Footnote 4 to the table in "Equity Compensation Plan Information" on page 17.

  ***
  Includes approximately $1,898 attributed to options to purchase shares of the Company's common stock granted under the EOP.

  ****
  Calculation of imputed interest assumes an interest rate of 4.55% and 0.64 points amortized over 30 years. For more information on the loan, please see the description under "Certain Relationships and Related Party Transactions" on page 33.

(4)
Ms. Lyle became the Company's Corporate Vice President, Chief Financial Officer and Treasurer effective as of March 17, 2003.

(5)
Amounts shown under Annual Compensation and All Other Compensation were paid to Mr. Verguet in Swiss francs, and reflect fluctuations in the rate of exchange between the United States dollar and the Swiss franc for the years covered by the table.

Stock Options Granted in 2004

        The following table contains information concerning the stock options granted to named executive officers during the 2004 fiscal year. No stock appreciation rights were granted to the named executive officers during fiscal 2004.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
			Percent of Total Options/SARs Granted To Employees In Fiscal Year (4)
	Number of Securities Underlying Options/SARs Granted (#)						Potential Realizable Value At Assumed Rates of Stock Price Appreciation for Option Term(5)
					Exercise or Base Price ($/share)
Name						Expiration Date
							0%	5%	10%
Michael A. Mussallem	5,461	(1)	0.69%		$32.15	4/2/11	—	$110,416	$279,815
Stuart L. Foster	—		—		—	—	—	—	—
Anita B. Bessler	1,558 65 86 86 107 87	(1) (2) (2) (2) (2) (2)	0.20 0.01 0.01 0.01 0.01 0.01	% % % % % %	32.15 7.99 7.99 8.71 8.38 10.32	4/2/11 3/31/14 3/31/14 6/30/14 9/30/14 12/31/14	— 1,556 2,059 2,257 2,696 2,696	31,501 2,861 3,786 4,150 4,957 4,957	79,830 4,863 6,435 7,053 8,425 8,425
Corinne H. Lyle	26 75 61	(2) (2) (2)	0.00 0.01 0.01	% % %	8.71 8.38 10.32	6/30/14 9/30/14 12/31/14	667 1,879 1,879	1,227 3,454 3,454	2,085 5,871 5,871
Patrick B. Verguet	30,000	(3)	3.82%		33.98	7/7/11	—	641,095	1,624,661

(1)
Options to acquire common stock granted under the Long-Term Stock Program. The options become exercisable in four equal annual installments beginning on April 3, 2005. The options have a seven-year term, but may terminate prior to their expiration date upon the officer's termination of employment with the Company. For more information, see "Transition Options for Salaried Exempt Employees" on page 30.

(2)
Options to acquire common stock granted under the EOP, pursuant to which an officer may forego compensation in exchange for an option to purchase shares of common stock. The options become exercisable in full on the six-month anniversary of the grant date. The options have a ten-year term, but may terminate prior to their expiration date upon the officer's termination of employment with the Company. For more information on the EOP, please see Footnote 4 to the table in "Equity Compensation Plan Information" on page 17.

(3)
Options to acquire common stock granted under the Long-Term Stock Program in connection with Mr. Verguet's assumption of increased responsibilities. The options become exercisable in four equal installments beginning on July 8, 2005. The options have a ten-year term, but may terminate prior to their expiration date upon the officer's termination of employment with the Company.

(4)
In 2004, the Company granted employees options to purchase an aggregate of 785,996 shares of common stock.

(5)
Potential realizable values are calculated net of option exercise price but before taxes associated with the option exercise. The assumed rates of stock appreciation are set by the rules of the SEC governing proxy statement disclosure and are not intended to forecast the future appreciation of the common stock subject to the options.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

        The following table provides information regarding outstanding options to purchase shares of the Company's common stock held by the named executive officers at the end of 2004. No stock appreciation rights were held by the named executive officers at that time.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)
					Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael A. Mussallem	—	—	1,012,994	351,945	$24,771,235	$4,195,757
Stuart L. Foster	79,959	$1,653,166	279,000	180,000	$5,803,290	$2,148,300
Anita B. Bessler	64,709	$1,307,413	313,424	140,211	$7,167,208	$1,676,107
Corinne H. Lyle	—	—	70,675	96,968	$928,570	$1,038,452
Patrick B. Verguet	780	$14,465	47,607	47,500	$1,080,621	$425,605

(1)
The dollar amounts shown represent the number of shares under exercisable and unexercisable options to purchase shares of the Company's common stock, respectively, which had an exercise price below the closing price of the common stock on December 31, 2004, which was $41.26 per share, multiplied by the difference between that price and the exercise price of the options to purchase common stock.

Change in Control Severance Agreements

        The Company has entered into change in control agreements with its executive officers, including each of the named executive officers. Each agreement provides that the officer will be entitled to severance benefits following a change in control of the Company (as defined in the agreement) and the executive officer's subsequent involuntary termination or constructive termination. A qualifying termination must occur within 24 months of a change in control for benefits to be paid. Mr. Mussallem will be permitted to terminate his employment voluntarily at any time during the thirteenth month following a change in control and collect full severance benefits. Each agreement has an initial three-year term and will thereafter automatically extend for one year on each anniversary of the effective date of the agreement, unless the Company notifies the executive officer in writing that the term of the agreement will not be extended.

        Each agreement provides change in control severance benefits equal to three years of the officer's base pay plus annual bonus. In addition, change in control benefits would include a pro rata bonus payment in the year of termination, three years continuation of medical and dental coverage, and accelerated vesting of all outstanding long-term incentive awards (as governed under the provisions of the Company's Long-Term Stock Incentive Compensation Program).

        If any payments would be subject to an excise tax under the Internal Revenue Code, the Company will pay an additional gross-up amount for any excise tax and federal, state and local income taxes, such that the net amount of the payments would be equal to the net payments after income taxes had the excise and resulting gross-up not been imposed.

Employment Agreement with the Chief Executive Officer

        On December 1, 2000, the Company entered into an employment agreement with its Chief Executive Officer, Michael A. Mussallem. The agreement is automatically extended for additional one-year terms on an annual basis, and remains in effect for 24 months beyond the month in which a change of control occurs. The agreement sets forth the general principles of Mr. Mussallem's compensation and benefits arrangements. The agreement provides that if the Company terminates Mr. Mussallem for "cause" as defined in the employment agreement, he will be entitled to his base salary through the date of termination and all vested benefits. If Mr. Mussallem is involuntarily terminated by the Company without "cause" as defined in the employment agreement, and Mr. Mussallem is not receiving the severance benefits described above in "Change in Control Severance Agreements," the Company is required to pay or provide Mr. Mussallem his unpaid base salary and accrued vacation through the date of termination; a pro rata portion of his annual target bonus for the period served; two times the sum of (1) his annualized base salary and (2) the greater of his target annual bonus for the year he is terminated or his actual annual bonus for the prior year; and 24 months of continued medical and dental coverage. The agreement also provides for an interest-free note to purchase a primary residence, which note was entered into in December 2001 (see "Certain Relationships and Related Party Transactions"). The agreement also contains non-disclosure, non-solicitation and non-disparagement obligations of Mr. Mussallem.

Stock Ownership Guidelines for Executive Officers

        To create additional owner commitment and behavior, and to emphasize stockholder value creation, the Company has implemented stock ownership guidelines for its executive officers. Guidelines are to be met within five years of implementation and target three times base salary for all corporate officers except Mr. Mussallem, whose guideline is six times base salary. Stock that will count toward meeting the guidelines include the value of shares held outright (including in a 401(k) Plan or Employee Stock Purchase Plan) and 25% of the value of vested, in-the-money stock options.

Deferred Compensation Plan

        On December 24, 2004, the Compensation Committee adopted the Edwards Lifesciences Corporation Executive Deferred Compensation Plan, effective for compensation earned on or after January 1, 2005 (the "EDCP"). The EDCP provides selected officers and other employees with the opportunity to defer specified percentages of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan because of the limitations under such plan. The EDCP also permits the participants to defer up to 100% of their base pay and annual incentive bonus. Participants may elect that distribution of deferred amounts be paid in the form of either a lump sum or in annual installments either upon separation from service or a specified date. Deferrals are credited with gain or loss based on the performance of one or more investment alternatives selected by the participant from among investment funds chosen by the Compensation Committee. No actual investments will be held in the participants accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances.

Transition Options for Salaried Exempt Employees

        The Company is facilitating the transition of certain longer service salaried exempt employees out of Baxter International Inc.'s pension plan as a result of the spin-off from Baxter International Inc. by granting additional stock options to salaried exempt employees, including the named executive officers, who meet specific age and service criteria. Eligible employees receive annual grants until the earlier of when the employee reaches age 65 or terminates employment with the Company. The number of shares under an option is determined pursuant to a formula based on certain factors, including the employee's number of "points" under the Baxter pension plan and the employee's current eligible compensation. Options have a seven-year term and become exercisable in full over a period of four years. The following named executive officers received transition options effective on April 3, 2004:

Michael A. Mussallem (5,461 shares) and Anita B. Bessler (1,558 shares). Commencing in 2005, the Company will make awards of restricted stock units in lieu of options to facilitate this transition. The number of restricted stock units to be granted in lieu of options will be based on the value of the option awards that each eligible employee would have otherwise been entitled to receive.

Executive Officers

        Set forth below are the names and ages of each of the current executive officers of the Company, their positions held with the Company, and summaries of their backgrounds and business experience. Unless otherwise noted, each of the executive officers has held his or her position with the Company since the spin-off of the Company from Baxter International Inc.

        Michael A. Mussallem, age 52.    Mr. Mussallem is Chairman of the Board and Chief Executive Officer of the Company. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development and senior management at Baxter, including Group Vice President of the CardioVascular business from 1994 to 2000 and Group Vice President of the Biopharmaceutical business from 1998 to 2000. From 1996 until 1998, he was the Chairman of Baxter's Asia Board overseeing Baxter's operations throughout Asia. Mr. Mussallem received his Bachelor of Science degree in chemical engineering from Rose-Hulman Institute of Technology and was conferred an honorary doctorate by his alma mater in 1999. Mr. Mussallem is a director of Advanced Medical Optics, Inc. He is a director, and chairman whose term expires in 2005, of the California Healthcare Institute. Mr. Mussallem is also a director and Executive Committee member of the Advanced Medical Technology Association (AdvaMed).

        Anita B. Bessler, age 57.    Ms. Bessler is Corporate Vice President, Global Franchise Management of the Company. From 2000 to 2001, she served as Corporate Vice President, Cardiac Surgery of the Company. Ms. Bessler joined Baxter in 1988 and held various positions of increasing responsibility through 2000 including Vice President and General Manager of Sales and Marketing for Baxter's Hyland division and President, Cardiac Surgery for Baxter's CardioVascular business. Prior to her tenure with Baxter, from 1986 until 1988 she was Senior Executive Vice President with the USV/Armour Pharmaceutical Division of Rhone Poulenc Rohrer. From 1976 until 1986, Ms. Bessler held senior management positions with Revlon's Healthcare Group. She is a graduate of Indiana University, where she earned a Bachelor of Science degree in marketing and economics.

        Stuart L. Foster, age 54.    Mr. Foster is Corporate Vice President, Technology and Discovery of the Company. Mr. Foster joined Baxter's CardioVascular business in 1994 and held positions of increasing responsibility including President of the Vascular business and leading the CardioVascular business' Technology Innovation Team. From 2000 to 2001, he served as Corporate Vice President, Global Operations for the Company. In 2001, he assumed his current role, which includes management of Research & Development, Discovery and Operations. Prior to joining Baxter, Mr. Foster was Chief Executive Officer and President of Intramed Laboratories, acquired by Baxter in 1994, and an executive with SensorMedics Corporation, a medical device company that he co-founded. Mr. Foster received his Bachelor of Science degree in biomedical engineering from Rensselaer Polytechnic Institute and earned his master's degree from the University of Southern California.

        Bruce P. Garren, age 58.    Mr. Garren is Corporate Vice President, General Counsel of the Company. Mr. Garren joined Baxter's CardioVascular Group in February 2000. Previously, he was Senior Vice President-General Counsel for Safeskin Corporation, a manufacturer of latex and synthetic gloves for the healthcare and scientific markets. From 1985 to 1997, he was employed by Tambrands Inc., a medical device manufacturer, where he held various legal positions of increasing responsibility, including Vice President-General Counsel. Mr. Garren was an Associate with the law firm of Arnold & Porter in Washington, D.C. from 1980 to 1985. He received his undergraduate degree from Antioch College and his law degree from Cornell Law School.

        John H. Kehl, Jr., age 51.    Mr. Kehl is Corporate Vice President, Strategy and Business Development of the Company. Mr. Kehl held various positions of increasing responsibility at Baxter since joining its Treasury department in 1975, including Manager of Investor Relations and Communications; Vice President, Controller and Vice President of Business Development for Baxter's CardioVascular business. Mr. Kehl also served on Baxter's Japan Board. He earned his Bachelor of Arts degree in business and economics from Loras College and received his MBA from Loyola University in Chicago.

        Corinne H. Lyle, age 45.    Ms. Lyle is Corporate Vice President, Chief Financial Officer and Treasurer of the Company. Prior to joining the Company as an officer in 2003, Ms. Lyle was a director of the Company and Vice President, Chief Financial Officer of Tularik, Inc., which was acquired by Amgen, Inc. in 2004. At Tularik, Inc., Ms. Lyle had various responsibilities in the areas of finance, investor relations, information technology, strategic planning and business development. Prior to joining Tularik in October 1998, she was Executive Director-Health Care Group at Warburg Dillon Read LLC in San Francisco, an investment bank. From 1994 to 1996, she was Senior Vice President, Investment Banking-Health Care Group for PaineWebber, Inc. in Los Angeles. Ms. Lyle received her undergraduate degree in industrial engineering from Stanford University and her MBA from Harvard Business School. Ms. Lyle is a director of Neurocrine Biosciences, Inc.

        John Alexander Martin, age 51.    Mr. Martin is Corporate Vice President, North America of the Company. He joined the Company in 2004 from Cordis Corporation, where he served as Senior Vice President, International. He previously served as Cordis' Vice President of Sales and Marketing, with responsibility for all United States coronary therapeutic and diagnostic device sales. Prior to joining Cordis, Mr. Martin served in sales, marketing and business development management positions at several organizations, including C.R. Bard's USCI division and IMED Corporation. He also served as Director of the Emergency Medical Services at The Medical Center at Bowling Green. Mr. Martin holds a bachelor's degree from the University of Kentucky at Lexington.

        Robert C. Reindl, age 50.    Mr. Reindl is Corporate Vice President, Human Resources of the Company. From 1993 through 1995, Mr. Reindl was Director of, and from 1995 through 1997, was Vice President of, Baxter's Institute for Training and Development. In 1997, he became Vice President, Human Resources, for Baxter's CardioVascular business. From 1987 until 1993, Mr. Reindl was a manager with Arthur Andersen & Co. Prior to this, he was a communications instructor at Marietta College and Ohio University. Mr. Reindl earned his Bachelor of Science degree in communication from the University of Wisconsin-Stevens Point and his master's degree from Bowling Green State University in Ohio.

        Patrick B. Verguet, age 47.    Mr. Verguet is Corporate Vice President, Europe of the Company. Previously he served the Company in various positions including Vice President of Sales, Europe; Global Business Director for hemofiltration; Business Unit/County Manager for the Company's operations in Western Europe; General Manager of the Company's operations in Utah; and Vice President and General Manager of the Company's Cardiac Surgery Systems franchise. Mr. Verguet holds a degree as Doctor in Pharmacy.

        Huimin Wang, M.D., age 48.    Dr. Wang is Corporate Vice President, Japan and Intercontinental of the Company. Previously, Dr. Wang was a representative director of Baxter Limited, a Japan corporation, through September 2002. Dr. Wang joined Baxter in 1993 and served in several positions of increasing responsibility including Senior Manager of Strategy Development; Director of Product/Therapy for Baxter's Renal Division in Japan; and President of Medical Systems and Devices in Japan. Prior to joining Baxter, Dr. Wang was a Senior Associate with Booz, Allen & Hamilton in Chicago; Vice President of Integrated Strategies Inc., a consulting and venture management firm he co-founded; and an Associate with McKinsey & Company. From 1981 until 1986, Dr. Wang was a Resident and

Staff Physician in anesthesiology at Keio University Hospital in Tokyo. Dr. Wang earned his Doctor of Medicine degree from Kagoshima University in Japan, and his MBA from the University of Chicago.

        Randel W. Woodgrift, age 43.    Mr. Woodgrift is Corporate Vice President, Manufacturing Operations of the Company. Since joining Baxter in 1983, Mr. Woodgrift has held positions of increasing responsibility in research and development, manufacturing and operations, including managing the Puerto Rico operation of Baxter's CardioVascular business; establishing the CardioVascular business' first plant in Mexico and operations in the Dominican Republic; and assuming responsibility for all cardiovascular manufacturing, logistics, facilities, environmental and health and safety functions. Mr. Woodgrift earned his Bachelor of Science degree in mechanical engineering from California Polytechnic State University, San Luis Obispo, a biomedical engineering certification from the University of California-Irvine, and an MBA from Pepperdine University.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        On December 11, 2001, the Company loaned Mr. Mussallem $2,508,000 to purchase his principal residence in connection with his relocation to California. The loan is secured with a first deed of trust on that residence. The loan currently does not bear interest and has a five-year term. The loan will become due and payable before the expiration of the five-year term upon the occurrence of certain events, such as Mr. Mussallem's termination of employment, except that a termination after a change in control would not accelerate the repayment obligation. This secured promissory note with Mr. Mussallem was made in accordance with the terms of his employment agreement with the Company dated as of December 1, 2000. See "Employment Agreement with the Chief Executive Officer."

        Mr. Cardis was a partner of Deloitte & Touche prior to his retirement on May 31, 2004, and prior to his joining the Board of Directors. During 2004, the Company paid Deloitte & Touche approximately $396,000 for various employee benefits consulting services and approximately $816,000 for remittance to the national tax authority in Japan. Mr. Cardis was not involved in any services Deloitte & Touche provided to the Company, and Deloitte & Touche does not serve as the Company's independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of February 14, 2005 by:

  •
  Each stockholder known by the Company to own beneficially more than 5% of the common stock;

  •
  Each of the named executive officers;

  •
  Each of the Company's directors; and

  •
  All of the Company's directors and executive officers as a group.

        The number of shares subject to options that each beneficial owner has the right to acquire on or before April 14, 2005 is listed separately under the column "Number of Shares Underlying Options." These shares are not deemed exercisable for purposes of computing the beneficial ownership of any other person. Percent of beneficial ownership is based upon 59,402,649 shares of the Company's common stock outstanding as of March 18, 2005. The address for those individuals for which an address is not otherwise provided is c/o Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Unless otherwise indicated, the Company believes that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned(4)	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Principal Stockholders:
Wellington Management Company, LLP(1) 75 State Street Boston, MA 02109	4,021,163	—	4,021,163	6.76%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	3,672,669	—	3,672,669	6.18%
FMR Corp.(3) 82 Devonshire Street Boston, MA 02109	3,221,186	—	3,221,186	5.42%
Executive Officers and Directors
Michael A. Mussallem	48,001	1,020,158	1,068,159	1.80%
Anita B. Bessler	11,763	315,513	327,276	*
Stuart L. Foster	1,964	279,000	280,964	*
Corinne H. Lyle	7,263	70,749	78,012	*
Patrick B. Verguet	43	47,607	47,650	*
Mike R. Bowlin	9,000	39,506	48,506	*
John T. Cardis	9,000	2,295	11,295	*
Robert A. Ingram	9,000	9,161	18,161	*
Vernon R. Loucks Jr.	14,556	34,722	49,278	*
Philip M. Neal	9,000	37,211	46,211	*
David E.I. Pyott	9,000	39,506	48,506	*
All directors and executive officers as a group (17 persons)	150,711	2,638,647	2,789,358	4.69%

*
Less than 1%

(1)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Wellington Management Company, LLP, on its own behalf, on February 14, 2005. The Schedule 13G/A indicates Wellington Management Company, LLP does not have sole voting or investment power for any of the shares listed, and has shared voting power for 3,462,463 shares and shared investment power for 4,021,163 shares.

(2)
Based solely on information contained in the Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc., on its own behalf, on February 10, 2005. The Schedule 13G indicates T. Rowe Price Associates, Inc. has sole voting power for 669,300 shares and sole investment power for 3,672,669 shares.

(3)
Based solely on information contained in the Schedule 13G/A filed with the SEC by FMR Corp., on its own behalf, on February 14, 2005. The Schedule 13G/A indicates FMR Corp. has sole voting power for 632,586 shares and sole investment power for 3,221,186 shares.

(4)
Includes a restricted stock units award of 4,000 shares granted on May 12, 2004 to each of Messrs. Bowlin, Ingram, Loucks, Neal and Pyott and on June 1, 2004 to Mr. Cardis. Shares vest in three equal installments upon completion of each year of service as a Board member measured from the grant date.

PERFORMANCE GRAPH

        The following chart shows a comparison of the total cumulative return based upon a $100 investment from April 3, 2000 (the date on which the common stock began regular trading on the NYSE) through December 31, 2004, of the Company's common stock, the Standard & Poor's 500 Composite Index and the Morgan Stanley Healthcare Products Index. Data for the Standard & Poor's 500 Composite Index and the Morgan Stanley Healthcare Products Index assume reinvestment of dividends. The Company has never paid dividends on its common stock and has no current plans to do so. Historical results are not necessarily indicative of future performance.

	3-April-00	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03	31-Dec-04
Edwards Lifesciences Corporation	$100.00	$129	$201	$185	$219	$300
S&P 500	$100.00	$88	$78	$61	$78	$87
Morgan Stanley Healthcare Products Index	$100.00	$123	$128	$108	$143	$153

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company believes that all reports that were required to be filed by the Company's executive officers, directors and beneficial owners of more than 10% of its common stock under Section 16 of the Securities and Exchange Act of 1934 during 2004 were filed on a timely basis.

Annual Report on Form 10-K

        The Company will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Edwards Lifesciences Corporation, Attention: Secretary, One Edwards Way, Irvine, California 92614.

OTHER BUSINESS

        It is not anticipated that any matter will be considered by the stockholders other than those set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors,

Jay P. Wertheim Vice President, Associate General Counsel and Secretary

ALL STOCKHOLDERS ARE URGED TO SUBMIT
THEIR PROXIES PROMPTLY

APPENDIX A

MEMBERSHIP CRITERIA FOR DIRECTORS

        It is the desire of Edwards Lifesciences Corporation to select individuals for nomination to the Board of Directors, who, if elected, will best serve the interests of the Corporation and its stockholders. To accomplish this goal, each candidate nominee should:

  •
  Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

  •
  Have a genuine interest in the Corporation and a recognition that, as a member of the Board, each director is accountable to the stockholders of the Corporation.

  •
  Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

  •
  Be or have been in a senior position in a complex organization such as a corporation, university or major unit of government.

  •
  Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Corporation and its stockholders.

  •
  Have the ability and be willing to spend the time required to function effectively as a director.

  •
  Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Corporation as a director.

  •
  Have independent opinions and be willing to state them in a constructive manner.

        Directors shall be selected on the basis of talent and experience. The Corporation seeks a Board with diversity of background among its members, including diversity of experience, gender, race, ethnic or national origin, and age.

A-1

APPENDIX B

EDWARDS LIFESCIENCES CORPORATION
LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
(AMENDED AND RESTATED AS OF FEBRUARY 17, 2005)

Article
1.     Establishment, Objectives, and Duration

1.1
Establishment of the Program.    Edwards Lifesciences Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby amends and restates the incentive compensation plan established April 1, 2000 and known as the "Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program" (hereinafter, as amended and restated, referred to as the "Program"), as set forth in this document. The Program permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock and Restricted Stock Units.

The Program became effective as of April 1, 2000 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

The Program was amended and restated effective as of July 12, 2000 to clarify the definition of "Subsidiary" and was subsequently further amended and restated as of May 8, 2002, February 20, 2003, and February 17, 2005.

1.2
Objectives of the Program.    The objectives of the Program are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. Awards generally are made in conjunction with services performed by the Participant within the previous twelve (12) months.

The Program is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

1.3
Duration of the Program.    The Program shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Program at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Program's provisions. However, in no event may an Award be granted under the Program on or after April 1, 2010.

Article
2.     Definitions

Whenever used in the Program, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1.
"Award" means, individually or collectively, a grant under this Program of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock or Restricted Stock Units.

2.2.
"Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Program.

2.3.
"Board" or "Board of Directors" means the Board of Directors of the Company.

2.4.
"Change in Control" of the Company shall mean the occurrence of any one of the following events:

    (a)
    Any "Person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

      (b)
      During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.4(a), 2.4(c), or 2.4(d) of this Section 2.4) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

      (c)
      The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

      (d)
      The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

2.5.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.6.
"Committee" means the Compensation and Governance Committee or any other committee appointed by the Board to administer Awards to Participants, as specified in Article 3 herein.

2.7.
"Company" means Edwards Lifesciences Corporation, a Delaware corporation, and any successor thereto as provided in Article 16 herein.

2.8.
"Contractor" means an individual providing services to the Company who is not an Employee or member of the Board, and who does not participate in the Edwards Lifesciences Corporation Nonemployee Directors Stock Incentive Program.

2.9.
"Covered Employee" means a Participant who is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

2.10.
"Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

2.11.
"Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

2.12.
"Employee" means any employee of the Company or of a Subsidiary of the Company. Directors who are employed by the Company shall be considered Employees under this Program.

2.13.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.14.
"Fair Market Value" means, at any date, the closing sale price on the principal securities exchange on which the Shares are traded on the last previous day on which a sale was reported.

2.15.
"Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.16.
"Insider" shall mean an individual who is, on the relevant date, an officer, director, or beneficial owner of more than ten percent (10%) of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.17.
"Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.18.
"Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.19.
"Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.20.
"Participant" means an Employee or Contractor who has been selected to receive an Award or who has outstanding an Award granted under the Program.

2.21.
"Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m) applicable to compensation payable to Covered Employees.

2.22.
"Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

2.23.
"Restricted Stock" means an Award granted to a Participant pursuant to Article 7 herein.

2.24.
"Restricted Stock Units" means an Award granted to a Participant pursuant to Article 8 herein.

2.25.
"Retirement" means, unless otherwise defined in the applicable Award Agreement, any termination of an Employee's employment or a Contractor's service after age fifty-five (55) other than due to death, Disability or, with respect to Awards made after May 8, 2002, Cause, provided that such Employee or Contractor has at least a combined ten (10) years of service with the Company and Baxter International Inc. A Participant's number of years of service with the Company and Baxter International Inc. shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Participant's original date of hire as an Employee or Contractor with the Company or Baxter International Inc. to the Participant's date of employment or service termination. Employment or service with Baxter International Inc. shall be included for purposes of determining qualification for Retirement only to the extent that such employment or service immediately, and without any break, precedes employment or service with the Company. For purposes of this definition, unless defined otherwise in the applicable Award

  Agreement, "Cause" means: (a) a Participant's willful and continued failure to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from Disability); (b) a Participant's willfully engaging in conduct that is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or (c) a Participant's having been convicted of a felony. For the purpose of determining "Cause," no act, or failure to act, on a Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or a Subsidiary.

2.26.
"Shares" means the shares of common stock of the Company.

2.27.
"Subsidiary" means any business, whether or not incorporated, in which the Company beneficially owns, directly or indirectly through another entity or entities, securities or interests representing more than fifty percent (50%) of the combined voting power of the voting securities or voting interests of such business.

Article
3.     Administration

3.1.
General.    The Program shall be administered by the Compensation and Governance Committee of the Board, or by any other Committee appointed by the Board, which shall consist of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code, except as otherwise determined by the Board. Any Committee administering the Program shall be comprised entirely of directors. The members of the Committee shall be appointed from time to time by, and shall serve at the sole discretion of, the Board.

The Committee shall have the authority to delegate administrative duties to officers, Employees, or directors of the Company; provided, however, that the Committee shall not be able to delegate its authority with respect to: (i) granting Awards to Insiders; (ii) granting Awards that are intended to qualify for the Performance-Based Exception; and (iii) certifying that any performance goals and other material terms attributable to Awards that are intended to qualify for the Performance-Based Exception have been satisfied.

3.2.
Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program; (b) grant Awards under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, Awards which are made in combination with or in tandem with other Awards (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation; (c) subject to Article 14, modify the terms of, cancel and reissue, or repurchase outstanding Awards; (d) prescribe the form of agreement, certificate, or other instrument evidencing any Award under the Program; (e) correct any defect or omission and reconcile any inconsistency in the Program or in any Award hereunder; (f) to design Awards to satisfy requirements to make such Awards tax-advantaged to Participants in any jurisdiction or for any other reason that the Company desires; and (g) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that no outstanding Option will be amended to lower the exercise price or will be canceled for the purpose of reissuing such Option to a Participant at a lower exercise price(other than, in both cases, pursuant to Section 5.4) without the approval of the Company's stockholders. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable laws in administering the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

3.3.
Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Program and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, directors, Employees, Contractors, Participants, and their estates and beneficiaries.

Article
4.     Eligibility and Participation

4.1.
Eligibility.    Persons eligible to participate in this Program shall include all Employees and Contractors. Directors who are not Employees of the Company shall not be eligible to participate in the Program.

4.2.
Actual Participation.    Subject to the provisions of the Program, the Committee may, from time to time, select from all eligible Employees and Contractors those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article
5.     Shares Subject to the Program and Maximum Awards

5.1.
Number of Shares Available for Grants.    Subject to adjustment as provided in Section 5.4 herein, the number of Shares hereby reserved for delivery to Participants under the Program shall be sixteen million nine hundred thousand (16,900,000) Shares. No more than one million (1,000,000) Shares reserved for issuance under the Program may be granted in the form of Shares of Restricted Stock or Restricted Stock Units. The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Program. The following rules shall apply to grants of such Awards under the Program:

    (a)
    Options:    The maximum aggregate number of Shares that may be granted in the form of Options in any one (1) fiscal year to any one (1) Participant shall be one million (1,000,000).

    (b)
    Restricted Stock and Restricted Stock Units:    The maximum aggregate number of Shares that may be granted in the form of Restricted Stock and Restricted Stock Units in any one (1) fiscal year to any one (1) Participant shall be two hundred thousand (200,000).

5.2.
Type of Shares.    Shares issued under the Program in connection with Stock Options or Restricted Stock Units may be authorized and unissued Shares or issued Shares held as treasury Shares. Shares issued under the Program in connection with Restricted Stock shall be issued Shares held as treasury Shares; provided, however, that authorized and unissued Shares may be issued in connection with Restricted Stock to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof.

5.3.
Reuse of Shares.

    (a)
    General.    In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any Award under the Program, that number of Shares that was subject to the Award but not delivered shall again be available as Awards under the Program.

    (b)
    Restricted Stock.    In the event that Shares are delivered under the Program as Restricted Stock and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the grant thereof, such forfeited or reacquired Shares shall again be available as Awards under the Program.

      (c)
      Limitation.    Notwithstanding the provisions of Sections 5.3(a) or 5.3(b) above, the following Shares shall not be available for reissuance under the Program: (i) Shares which are withheld from any Award or payment under the Program to satisfy tax withholding obligations; (ii) Shares which are surrendered to fulfill tax obligations incurred under the Program; and (iii) Shares which are surrendered in payment of the Option Price upon the exercise of an Option.

5.4.
Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 5.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Program, and in the Award limits set forth in Section 5.1, as shall be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its sole discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Article
6.     Stock Options

6.1.
Grant of Options.    Subject to the terms and provisions of the Program, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. If all or any portion of the exercise price or taxes incurred in connection with the exercise are paid by delivery (or, in the case of payment of taxes, by withholding of Shares) of other Shares of the Company, the Options may provide for the grant of replacement Options.

6.2.
Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3.
Option Price.    The Option Price for each grant of an Option under this Program shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. The only exception to the foregoing shall be for Options issued to Participants upon the conversion of their Baxter International Inc. stock options at the time of the Company's spin-off from Baxter International Inc.

6.4.
Duration of Options.    Each Option granted to a Participant shall expire at such time, not later than the tenth (10th) anniversary date of its grant, as the Committee shall determine; provided, however, that an Option may have such shorter or longer term as shall the Committee shall deem necessary to comply with applicable federal, state, local or, if applicable, foreign law or, if the Committee so determines, to qualify for favorable tax treatment. Unless the Committee determines otherwise, the term of each Option granted to a Participant on or after February 20, 2003 shall expire on the seventh (7th) anniversary date of its grant, subject to such provisions for earlier expiration as the Committee may specify in accordance Section 6.8 (relating to termination of employment or service) or otherwise.

6.5.
Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6.
Payment.    Options granted under this Article 6 shall be exercised by the delivery of a written notice (or such other form of notice as the Company may specify) of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares (or a satisfactory "cashless exercise" notice).

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months, or such shorter or longer period, if any, as is necessary to avoid variable accounting treatment); (c) by a cashless exercise, as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions and such procedures and limitations as the Company may specify from time to time, (d) by any other means which the Committee determines to be consistent with the Program's purpose and applicable law, or (e) by a combination of two or more of (a) through (d).

Subject to any governing rules or regulations, including cashless exercise procedures, as soon as practicable after receipt of a notification of exercise and full payment (or a satisfactory "cashless exercise" notice), the Company shall cause to be issued and delivered to the Participant, in certificate form or otherwise, evidence of the Shares purchased under the Option(s).

6.7.
Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8.
Termination of Employment or Service.    Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9.
Nontransferability of Options.

    (a)
    Incentive Stock Options.    No ISO granted under the Program may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Program shall be exercisable during his or her lifetime only by such Participant.

      (b)
      Nonqualified Stock Options.    Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

6.10.
Substitution of Cash.    Unless otherwise provided in a Participant's Award Agreement, and notwithstanding any provision in the Program to the contrary (including but not limited to Section 14.2), in the event of a Change in Control in which the Company's stockholders holding Shares receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Option be surrendered to the Company by a Participant for cancellation by the Company, with the Participant receiving in exchange a cash payment from the Company within ten (10) days of the Change in Control. Such cash payment shall be equal to the number of Shares under Option, multiplied by the excess, if any, of the greater of (i) the highest per Share price offered to stockholders in any transaction whereby the Change in Control takes place, or (ii) the Fair Market Value of a Share on the date the Change in Control occurs, over the Option Price.

Article
7.     Restricted Stock

7.1.
Grant of Restricted Stock.    Subject to the terms and provisions of the Program, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

7.2.
Restricted Stock Agreement.    Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

7.3.
Restriction on Transferability.    Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Program shall be available during his or her lifetime only to such Participant.

7.4.
Other Restrictions.    Subject to Article 9 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

    (a)
    A required period of employment or service as a Contractor with the Company, as determined by the Committee, prior to the vesting of Shares of Restricted Stock.

    (b)
    A requirement that Participants forfeit (or in the case of Shares sold to a Participant, resell to the Company at his or her cost) all or a part of Shares of Restricted Stock in the event of termination of his or her employment or service as a Contractor during the Period of Restriction.

    (c)
    A prohibition against employment of Participants holding Shares of Restricted Stock by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and, if such Shares are certificated, in the sole discretion of the Committee, may be deposited in a bank designated by the Committee or with the Company. The Committee may require a stock power endorsed in blank with respect to Shares of Restricted Stock whether or not certificated.

Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Program shall become freely transferable (subject to any restrictions under any applicable securities law) by the Participant after the last day of the applicable Period of Restriction.

7.5.
Voting Rights.    Unless the Committee determines otherwise, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to exercise full voting rights with respect to those Shares during the Period of Restriction.

7.6.
Dividends and Other Distributions.    Unless the Committee determines otherwise, during the Period of Restriction, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to regular cash dividends paid with respect to such Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

7.7.
Termination of Employment or Service.    Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares of Restricted Stock following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article
8.     Restricted Stock Units

8.1.
Restricted Stock Units Awards.    Subject to the terms and conditions of the Program, the Committee, at any time and from time to time, may issue Restricted Stock Units which entitle the Participant to receive the Shares underlying those units following the lapse of specified restrictions (whether based on the achievement of designated performance goals or the satisfaction of specified services or upon the expiration of a designated time period following the vesting of the units).

8.2.
Restricted Stock Units Award Agreement.    Each Restricted Stock Units award shall be evidenced by a Restricted Stock Units Award Agreement that shall specify the vesting restrictions, the number of Shares subject to the Restricted Stock Units award, and such other provisions as the Committee shall determine.

8.3.
Restrictions.    The Committee shall impose such other conditions and/or restrictions on the issuance of any Shares under the Restricted Stock Units granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

    (a)
    A required period of service with the Company, as determined by the Committee, prior to the issuance of Shares under the Restricted Stock Units award.

    (b)
    A requirement that the Restricted Stock Units award be forfeited in whole or in part in the event of termination of the Participant's employment or service as a Contractor during the vesting period.

    (c)
    A prohibition against employment of Participants holding Restricted Stock Units by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

Except as otherwise provided in this Article 8, Shares subject to Restricted Stock Units under the Program shall be freely transferable (subject to any restrictions under applicable securities law) by the Participant after receipt of such shares.

8.4.
Stockholder Rights.    Participants holding Restricted Stock Units issued hereunder shall not have any rights with respect to Shares subject to the award until the award vests and the Shares are issued hereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom Shares, on outstanding Restricted Stock Units awards, subject to such terms and conditions as the Committee may deem appropriate.

8.5.
Termination of Employment or Service.    Each Restricted Stock Units Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares subject to the Restricted Stock Units award following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Unit awards issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article
9.     Performance Measures

Unless and until the Board proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

      (i)
      return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

      (ii)
      earnings per share;

      (iii)
      net income (before or after taxes) or operating income;

      (iv)
      earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

      (v)
      sales or revenue targets;

      (vi)
      market to book value ratio;

        (vii)
        cash flow or free cash flow (cash flow from operations less capital expenditures);

        (viii)
        market share;

        (ix)
        cost reduction goals;

        (x)
        budget comparisons;

        (xi)
        implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company's business operations;

        (xii)
        measures of customer satisfaction;

        (xiii)
        share price (including, but not limited to, growth measures and total shareholder return);

        (xiv)
        working capital;

        (xv)
        economic value added;

        (xvi)
        percentage of sales generated by new products;

        (xvii)
        progress of research and development projects or milestones;

        (xviii)
        growth in sales of products or product-lines;

        (ix)
        any combination of, or a specified increase in, any of the foregoing; and

        (x)
        the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

Subject to the terms of the Program, each of these measures shall be defined by the Committee on a corporation, subsidiary, group or division basis or in comparison with peer group performance, and may include or exclude specified extraordinary items, as determined by the Company's auditors.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals or the size of Awards; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by a Covered Employee, may not be adjusted upward in terms of either the degree of goal attainment or size (but the Committee shall retain the discretion to adjust the degree of goal attainment or the size of the Awards downward).

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 10.     Beneficiary Designation

Each Participant under the Program may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Program is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 11.     Deferrals

The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12.     Rights of Employees and Contractors

12.1.
Employment.    Nothing in the Program or any Award Agreement shall interfere with or limit in any way the right of the Company to terminate at any time any Participant's employment or service to the Company as a Contractor, nor confer upon any Participant any right to continue in the employ of the Company or to provide services to the Company as a Contractor.

12.2.
Participation.    No Employee or Contractor shall have the right to be selected to receive an Award under this Program, or, having been so selected, to be selected to receive a future Award.

Article 13.     Change in Control

Except as may otherwise be provided in a Participant's Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges:

    (a)
    Any and all Options granted hereunder shall become immediately exercisable, and, if granted before May 8, 2002, shall remain exercisable throughout their entire term;

    (b)
    Any restriction periods and restrictions imposed on Shares of Restricted Stock and Restricted Stock Units that are not performance-based shall lapse;

    (c)
    The vesting of all performance-based Awards denominated in Shares such as performance-based Restricted Stock and Restricted Stock Units shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period(s) which has elapsed prior to the Change in Control; provided, however, that if an Option or Share of Restricted Stock or Restricted Stock Unit granted after May 8, 2002 becomes exercisable or vests only after either (i) a minimum fixed period of employment or service (the duration of which is determined by the Committee at the time of the grant of the Award) or (ii) the earlier achievement of a performance-related goal, its exercisability or vesting shall not automatically accelerate in full in accordance with Article 13 (a) or (b) above, but may accelerate if and to the extent provided in the applicable Award Agreement.

Article 14.     Amendment, Modification, and Termination

14.1.
Amendment, Modification, and Termination.    Subject to the terms of the Program, including Section 14.2, the Board may at any time and from time to time, alter, amend,

  suspend or terminate the Program in whole or in part, provided, however, that certain amendments shall require stockholder approval pursuant to the rules of the principal securities exchange on which the Shares are listed. The Committee may amend Awards previously granted under the Program.

14.2.
Awards Previously Granted.    Notwithstanding any provision of the Program or of any Award Agreement to the contrary (but subject to Section 6.10 hereof), no termination, amendment, or modification of the Program or amendment of an Award previously granted under the Program shall adversely affect in any material way any Award previously granted under the Program, without the express consent of the Participant holding such Award.

Article 15.     Compliance with Applicable Law and Withholding

15.1.
General.    The granting of Awards and the issuance of Shares under the Program shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding anything to the contrary in the Program or any Award Agreement, the following shall apply:

    (a)
    The Company shall have no obligation to issue any Shares under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

    (b)
    Prior to the issuance of any Shares under the Program, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.

    (c)
    With respect to any person who is subject to Section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any incentive or payment under the Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.

    (d)
    If, at any time, the Company, determines that the listing, registration, or qualification (or any updating of any such document) of any Award, or the Shares issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any Award, the issuance of Shares pursuant to any Award, or the removal of any restrictions imposed on Shares subject to an Award, such Award shall not be granted and the Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

15.2.
Securities Law Compliance.    With respect to Insiders, transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Program or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

15.3.
Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Program.

15.4.
Share Withholding.    Awards payable in Shares may provide that with respect to withholding required upon any taxable event arising thereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to satisfy their withholding tax obligations; provided that Participants may only elect to have Shares withheld having a Fair Market Value on the date the tax is to be determined equal to or less than the minimum withholding tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations, including prior Committee approval, that the Committee, in its sole discretion, deems appropriate.

Article 16.     Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17.     Successors

All obligations of the Company under the Program with respect to Awards granted hereunder shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18.     Legal Construction

18.1.
Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2.
Severability.    In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3.
Governing Law.    To the extent not preempted by federal law, the Program, and all Award or other agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware without giving effect to principles of conflicts of laws.

APPENDIX C

EDWARDS LIFESCIENCES CORPORATION
EDWARDS INCENTIVE PLAN

I.    Plan Objective

        The Edwards Incentive Plan (the "EIP") is an annual cash bonus program designed to motivate eligible participants to achieve financial and strategic objectives of Edwards Lifesciences Corporation (the "Company"). The EIP is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended.

II.    Plan Administrator

        (a)   The EIP shall be administered by the Edwards Lifesciences Compensation and Governance Committee (the "Committee") of the Board of Directors of Edwards Lifesciences Corporation. The Committee shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. The Committee may delegate responsibility for plan administration to a designee; provided, however, the Committee may not delegate its responsibility regarding the grant and administration of awards which are intended to qualify as performance-based compensation under Code Section 162(m). The term "Plan Administrator" as used herein shall mean the Committee or its designee.

        (b)   The Plan Administrator shall have full authority to establish the rules and regulations relating to the EIP, to interpret the EIP and those rules and regulations, to select participants in the EIP, to determine each participant's target award, to approve all of the awards, to decide the facts in any case arising under the EIP and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the EIP, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the EIP and the Plan Administrator shall not be authorized to increase the amount of the award payable to a Covered Employee that would otherwise be payable pursuant to the terms of the EIP. The Plan Administrator's administration of the EIP, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including the participants in the EIP and their respective beneficiaries.

III.    Eligibility

        Subject to such limitations or restrictions as the Plan Administrator may impose, the individuals eligible to participate in the EIP shall be regular employees of the Company and its subsidiaries in all locations worldwide.

        The Plan Administrator shall select the actual individuals who shall participate in the EIP for each Plan Year.

IV.    Performance Goals

        (a)   For each Plan Year for which awards are to be made under the EIP, the Committee will pre-establish (in accordance with the requirements of Code Section 162(m)) the performance goals to be achieved in order for any awards to be payable for that Plan Year and the threshold, target and maximum amounts that may be paid if the performance goals are met.

        (b)   The performance goals for participants who are Covered Employees will be based on one or more of the following business or operational criteria:

  •
  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

  •
  earnings per share;

  •
  net income (before or after taxes) or operating income;

  •
  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

  •
  sales or revenue targets;

  •
  market to book value ratio;

  •
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  •
  market share;

  •
  cost reduction goals;

  •
  budget comparisons;

  •
  implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company's business operations;

  •
  measures of customer satisfaction;

  •
  share price (including, but not limited to, growth measures and total shareholder return);

  •
  working capital;

  •
  economic value added;

  •
  percentage of sales generated by products;

  •
  progress of research and development projects or milestones;

  •
  growth in sales of products or product lines;

  •
  any combination of, or a specified increase in, any of the foregoing; and

  •
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

Each of these measures will be defined by the Plan Administrator on a corporation, subsidiary, group or division basis or the companies with peer group performance may include or exclude specified extraordinary items, as determined by the Plan Administrator.

        (c)   The specific goals for participants who are not Covered Employees may be based on the foregoing criteria or any other criteria determined by the Plan Administrator.

V.    Target Bonus Levels

        (a)   The Plan Administrator shall specify the performance goals for each participant which may be based on the Company's and/or his business unit's achievement of specified targets. The Plan Administrator may also establish individual performance goals for each participant. The Plan Administrator shall establish the threshold, target and maximum bonus levels for each participant in the EIP that will be paid upon the attainment of specified performance goals.

        (b)   Each participant will earn an award for a Plan Year based on the achievement of the performance goals established by the Plan Administrator. The Plan Administrator may adjust, upward or downward, the award for each Participant who is not a Covered Employee, based on the Plan Administrator's determination of the participant's achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines. The Plan Administrator may reduce (but not increase) the award for each Covered Employee based on the Plan Administrator's determination of the participant's achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines.

        (c)   Unless determined otherwise by the Plan Administrator, the target bonus amounts will be expressed as a dollar amount. In no event may the bonus paid to a participant for a Plan Year exceed two hundred percent (200%) of the participant's target bonus for the Plan Year.

        (d)   The maximum award that a Covered Employee may receive for any Plan Year is $2,500,000.

VI.    Payment of Bonuses

        (a)   The Plan Administrator shall certify and announce to the participants the awards that will be paid by the Company as soon as practicable following the final determination of the Company's financial results for the Plan Year. Payment of the awards certified by the Plan Administrator shall be made in a single lump sum cash payment as soon as practicable following such certification.

        (b)   Participants must be employed on the last day of the Plan Year to be eligible for an award from the EIP, except as described in subsections (c) and (d) below.

        (c)   Participants who terminate employment prior to the last day of the Plan Year will not be eligible for any award payment for that Plan Year. However, the Plan Administrator shall have the discretion to authorize a full or partial payment of the bonus to which the participant would have actually become entitled had such individual continued in employee status through the payment date, should such individual's employment terminate prior to such date by reason of his or her death, disability, retirement or involuntary termination due to a reduction in force, departmental reduction or job reduction that occurs after at least six months of service during the Plan Year. The bonus amounts in these cases will be based on the achievement of the performance goals for the Plan Year and the participant's actual level of individual performance. The awards may be prorated based on the period calculated from the date when the individual became eligible for the EIP to the date of termination. Payment will be made in a single payment at the same time as all other awards for the Plan Year are distributed.

        (d)   In the case of the death of a participant, any award payable to the participant shall be paid to his or her beneficiary. For this purpose, the Company will use the beneficiary named under the Company-sponsored life insurance plan. If no life insurance beneficiary is designated, the beneficiary will be the decedent's estate.

        (e)   The Plan Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees, consistent, in the case of a Covered Employee, with Section 162(m) of the Code.

VII.    Changes to Performance Goals and Target Awards

        At any time prior to the final determination of awards, for participants other than Covered Employees, the Plan Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company's method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company's corporate structure or shares, or any other change of a similar nature. The Plan Administrator may make the foregoing adjustments with respect to Covered Employees' awards to the extent the Plan Administrator deems appropriate, considering the requirements of Section 162(m) of the Code.

VIII.    Deferrals

        Participants who are eligible to participate in any deferred compensation plan of the Company may elect to forego all or a portion of their EIP awards to the extent and in accordance with the requirements of such deferral plan.

IX.    Amendment and Termination

        Notwithstanding the above, the Committee, at its sole discretion, may amend, modify or change the EIP or its implementation at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. However, such amendment shall not occur without the appropriate approval of the Company's stockholders, if such approval is required by Code Section 162(m). The Committee may terminate the EIP at any time.

X.    Miscellaneous

        (a)   The following definitions shall apply:

          (i)    "Covered Employee" means a participant who is one of the group of "covered employees" as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

          (ii)   "Plan Year" means the calendar year beginning January 1 and ending December 31.

        (b)   Neither the establishment of the EIP, nor any action taken hereunder, shall be construed as giving any participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the EIP, and no action taken pursuant to the EIP, shall affect the right of the Company to terminate a participant's employment at any time and for any or no reason. The Company is under no obligation to continue the EIP.

        (c)   A participant's right and interest under the EIP may not be assigned or transferred, except upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the EIP to pay awards with respect to the participant. The Company's obligations under the EIP may be assigned to any corporation which acquires all or substantially all of the Company's assets or any corporation into which the Company may be merged or consolidated.

        (d)   The EIP shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company's obligations hereunder shall constitute a general, unsecured obligation; awards shall be paid solely out of the Company's general assets, and no participant shall have any right to any specific assets of the Company.

        (e)   The Company shall have the right to deduct from awards any and all federal, state and local taxes or other amounts required by law to be withheld.

        (f)    The validity, construction, interpretation and effect of the EIP shall exclusively be governed by and determined in accordance with the laws of the State of California.

 Edwards
Edwards Lifesciences Corporation
Annual Meeting of Stockholders
Thursday, May 12, 2005 at 10:00 a.m. PDT
One Edwards Way
Irvine, California 92614
(949) 250-2500
www.edwards.com
 Telephone vote at 1-877-779-8683 or
Internet vote at www.eproxyvote.com/ew

DETACH HERE

PROXY EDWARDS LIFESCIENCES CORPORATION Proxy for Annual Meeting on May 12, 2005 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P R O X Y
        The undersigned hereby appoints Mike R. Bowlin, Robert A. Ingram and Vernon R. Loucks Jr. proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the others, to represent and to vote all shares of stock of Edwards Lifesciences Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Edwards Lifesciences Corporation to be held at the corporate headquarters of Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614, on Thursday, May 12, 2005, at 10:00 a.m., Pacific Daylight Time, and any adjournments thereof, on the proposals described in the Proxy Statement and all other matters properly coming before the meeting in accordance with the instructions on the reverse side. This proxy revokes all proxies previously given by the undersigned to vote at such meeting and any adjournment thereof.
This proxy will also serve to instruct the trustees of Edwards Lifesciences Corporation 401(k) Savings and Investment Plan and the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan to vote in accordance with the instructions on the reverse side all shares held for the undersigned in such plans. For shares in your Savings and Investment Plan account, voting instructions submitted over the Internet, by telephone or by mail must be received by the Trustee by 11:59 p.m., Eastern Daylight Time, on Monday, May 9, 2005.

IMPORTANT — This Proxy Must Be Signed And Dated On The Reverse Side If Voting By Mail.

EDWARDS LIFESCIENCES CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8659
EDISON, NY 08818-8659

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/ew	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683) From outside the United States, call direct 1-201-536-8073

ONLINE ANNUAL MEETING MATERIALS (www.econsent.com/ew)

Although you received these materials by regular mail this year, you can still vote your shares conveniently on-line or by telephone. Please see the above instructions. Additionally, you may choose to receive future Annual Meeting materials (annual report, notice of annual meeting, proxy statement, and proxy card) on-line. By choosing to become one of Edwards Lifesciences Corporation's future electronic recipients, you help support Edwards Lifesciences Corporation in its efforts to control printing and postage costs.

If you choose the option of electronic delivery and voting on-line, you will receive an email before all future annual and/or special meetings of shareholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote.

To find out more information, or to enroll to receive future proxy materials on-line, please go to www.econsent.com/ew.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

X	Please mark votes as in this example.	5475

The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting.
If no direction is made, the proxies will vote FOR all three director nominees listed and FOR Proposals 2, 3 and 4.

The Board of Directors recommends a vote FOR all three nominees for election as directors and FOR Proposals 2, 3 and 4.

	FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES		FOR	AGAINST	ABSTAIN
1. Election of Directors.	☐	☐	01. John T. Cardis 02. Philip M. Neal 03. David E.I. Pyott	2. Approval of the amendment and restatement of the Long-Term Stock Incentive Compensation Program	☐	☐	☐
				3. Approval of the adoption of the Edwards Incentive Plan	☐	☐	☐
☐	To withhold authority to vote for any nominee, specify name above.			4. Ratification of Appointment of Independent Auditors	☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.

Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
CLASS II DIRECTOR NOMINEES—TERM SCHEDULED TO EXPIRE IN 2008
CLASS III DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2006
CLASS I DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2007
PROPOSAL 2 AMENDMENT AND RESTATEMENT OF LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
PROPOSAL 3 ADOPTION OF THE EDWARDS INCENTIVE PLAN
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT AND PUBLIC POLICY COMMITTEE
FEES PAID TO PRINCIPAL ACCOUNTANTS
REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PERFORMANCE GRAPH
OTHER BUSINESS
APPENDIX A MEMBERSHIP CRITERIA FOR DIRECTORS
APPENDIX B EDWARDS LIFESCIENCES CORPORATION LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM (AMENDED AND RESTATED AS OF FEBRUARY 17, 2005)
Table of Contents
APPENDIX C EDWARDS LIFESCIENCES CORPORATION EDWARDS INCENTIVE PLAN